EXHIBIT 10.2

SECURITIES PURCHASE AGREEMENT

Dated as of January 16, 2015

by and among

C3 CAPITAL PARTNERS III, L.P.

as Purchaser

and

PRECISION AEROSPACE COMPONENTS, INC.

FREUNDLICH SUPPLY COMPANY, INC.

TIGER-TIGHT CORP.

AERO-MISSILE COMPONENTS, INC.

CREATIVE ASSEMBLY SYSTEMS, INC.

as Issuer Parties

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TABLE OF CONTENTS

Section 1. Definitions		5

Section 2. Authorization, Issuance and Closing		5

2.1	Authorization of the Securities	5
2.2	Purchase and Sale of the Notes, the Granted Equity, and the Purchased Equity	6
2.3	The Closing	6

Section 3. Conditions of Purchaser’s Obligation at the Closing		6

3.1	Representations, Warranties and Covenants; No Event of Default	7
3.2	Governing Documents; Shareholder Agreement	7
3.3	Security Agreements; Guaranties	7
3.4	Stock Pledge Agreement	7
3.5	Sale of Securities to Purchaser	7
3.6	Securities Law Compliance	7
3.7	Closing Fees and Expenses	8
3.8	Non-Compete Agreements	8
3.9	Intentionally Deleted	8
3.10	Life Insurance Policies	8
3.11	Intentionally deleted.	8
3.12	Proceedings	8
3.13	Closing Documents	8
3.14	Due Diligence	9
3.15	No Material Adverse Effect	10
3.16	Tax Returns	10
3.17	Absence of Litigation	10
3.18	Insurance Loss Payee	10
3.19	Director and Officer Insurance; Errors and Omissions Insurance; Indemnification Agreements	10
3.20	Shareholder Note	10
3.21	Waiver	11

Section 4. Covenants		11

4.1	Financial Statements and Other Information	11
4.2	Attendance at Board Meetings.	14
4.3	Affirmative Covenants	15
4.4	Negative Covenants	18
4.5	Financial Covenants	22
4.6	Use of Proceeds	22
4.7	Compliance with Securities Laws	22
4.8	Public Disclosures	22
4.9	Further Assurances	23
4.10	Put Provisions.	23
4.11	SBIC Regulatory Provisions.	25
4.12	Personal Gain on Sale	26

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Section 5. Representations and Warranties of Issuer Parties		26

5.1	Organization, Corporate Power and Licenses	26
5.2	Capitalization and Related Matters.	27
5.3	Authorization; No Breach	28
5.4	Financial Statements.	28
5.5	Projections and Pro Forma Financial Statements.	29
5.6	Absence of Undisclosed Liabilities	29
5.7	No Material Adverse Change	29
5.8	Assets	30
5.9	Accounts Receivable	30
5.10	Inventory	30
5.11	Real Properties; Liens	31
5.12	Environmental Matters.	32
5.13	Tax Matters	33
5.14	Contracts and Commitments.	34
5.15	Intellectual Property Rights	35
5.16	Litigation, etc	35
5.17	Brokerage	35
5.18	Governmental Consent, etc	35
5.19	Insurance	35
5.20	Employees	36
5.21	ERISA.	36
5.22	Compliance with Laws; Government Authorizations.	37
5.23	Small Business Matters	38
5.24	Affiliated Transactions	38
5.25	Investment Company	38
5.26	Margin Regulations	39
5.27	Customers and Suppliers.	39
5.28	Disclosure	39
5.29	Closing Date	40
5.30	Stock Purchase Agreement	40

Section 6. Events of Default		40

6.1	Definition	40
6.2	Consequences of Events of Default	43

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Section 7. Miscellaneous		44

7.1	Expenses	44
7.2	Remedies	45
7.3	Usury	45
7.4	Purchaser’s Investment Representations	45
7.5	Amendments and Waivers	46
7.6	Survival of Agreement	46
7.7	No Setoffs	46
7.8	Successors and Assigns	47
7.9	Aggregation	47
7.10	Severability	47
7.11	Counterparts	47
7.12	Descriptive Headings	47
7.13	Governing Law	47
7.14	Notices	48
7.15	Construction	49
7.16	Accounting Principles	49
7.17	Interpretive Matters	49
7.18	Complete Agreement; No Modifications; Missouri Statutory Provision.	50
7.19	Indemnification	51
7.20	Payment Set Aside	51
7.21	Jurisdiction and Venue	52
7.22	Waiver of Right to Jury Trial	52
7.23	Certain Waivers	52
7.24	Confidentiality	53
7.25	Sole and Absolute Discretion of Purchaser	53

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SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (“Agreement”) is made as of January 16, 2015, among PRECISION AEROSPACE COMPONENTS, INC., a Delaware corporation (“Precision”), FREUNDLICH SUPPLY COMPANY, INC., a Delaware corporation (“FSC”), TIGER-TIGHT CORP., a Delaware corporation (“TTC”), AERO-MISSILE COMPONENTS, INC., a Delaware corporation (“AMC”), CREATIVE ASSEMBLY SYSTEMS, INC., a Delaware corporation (“CAS” and together with Precision, FSC, TTC and AMC, “Issuer Parties”), and C3 CAPITAL PARTNERS III, L.P., a Delaware limited partnership, its successors and assigns (“Purchaser”). Issuer Parties and Purchaser agree as follows:

Section 1. Definitions.

Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth on Appendix 1 attached to this Agreement (and all terms defined and used throughout this Agreement in the singular have the same meaning when used in the plural and vice versa).

Section 2. Authorization, Issuance and Closing.

2.1 Authorization of the Securities. The Issuer Parties, as applicable, shall authorize the issuance and sale to Purchaser of:

(a) an eleven percent 11% Secured Note in the principal amount of $5,500,000.00 made by FSC, TTC, AMC and CAS (collectively, the “Co-Makers”), with such 11% Secured Note containing the terms and conditions and in the form set forth in Exhibit A attached hereto (together with any amendments, restatements, replacements, consolidations, or other modifications thereof from time to time, “Note A”);

(b) a fourteen percent 14% Secured Note in the principal amount of $3,500,000.00 made by the Co-Makers, with such 14% Secured Note containing the terms and conditions and in the form set forth in Exhibit B attached hereto (together with any amendments, restatements, replacements, consolidations, or other modifications thereof from time to time, “Note B” and together with Note A, the “Notes”);

(c) Stock equal to 8% of the fully diluted Outstanding Equity of Precision as of the Closing Date (the “Granted Equity”) and, at the Second Closing additional shares of Stock, such that Purchaser will continue to own 8% of the fully diluted Outstanding Equity of Precision, excluding any shares of Stock acquired by Purchaser pursuant to the Stock Purchase Agreement dated as of even date herewith (the “Stock Purchase Agreement); and

(d) Stock equal to 27% of no less than 90.1% of the fully diluted Outstanding Equity of Precision as of the Closing Date (the “Purchased Equity”), as issued by Precision and acquired by Purchaser pursuant to the Stock Purchase Agreement.

The Notes, the Granted Equity, and the Purchased Equity are sometimes collectively referred to in this Agreement as the “Securities.”

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2.2 Purchase and Sale of the Notes, the Granted Equity, and the Purchased Equity.

(a) At the Closing and the Second Closing (as applicable), the Co-Makers shall issue and sell to Purchaser, and subject to the terms and conditions set forth in this Agreement (and in the case of the Purchased Equity, the Stock Purchase Agreement), Purchaser shall purchase from the Issuer Parties:

(1) the Notes at a price equal to $8,960,000.00;

(2) the Granted Equity at a price equal to $40,000.00; and

(3) pursuant to the Stock Purchase Agreement, the Purchased Equity at a price equal to $135,000.00.

Purchaser and Issuer Parties acknowledge and agree that at Closing, or at the Second Closing (as applicable), the aggregate fair market value of the Notes will be $8,960,000.00, the fair market value of the Granted Equity will be $40,000.00, and the fair market value of the Purchased Equity will be $135,000.00.

(a) Purchaser and Issuer Parties shall file their respective federal, state, and local Tax Returns in a manner that is consistent with the valuation and allocation described in the preceding paragraph and shall not take any action or position (whether in preparation of Tax Returns, financial statements or otherwise) that is inconsistent with any of the above.

2.3 The Closing. The closing of the purchase and sale of the Securities (the “Closing”) shall take place at the offices of Polsinelli PC, 900 W. 48th Place, Suite 900, Kansas City, Missouri 64112 at 10:00 a.m. Central Standard Time on January 16, 2015, or at such other place or on such other date as may be mutually agreeable to Issuer Parties and Purchaser (the “Closing Date”). At the Closing, Issuer Parties shall deliver to Purchaser all of the Securities issued in the name of Purchaser, and Purchaser shall pay the total purchase price for the Securities by wire transfer of immediately available funds to Issuer Parties, less any unpaid expenses, closing fees, and other amounts owed to Purchaser and its Affiliates, including the closing fees and other amounts described in Section 3.7 and (b) Precision shall issue and deliver to Purchaser the Stock certificates and Purchaser will pay the purchase price for the Stock by one or more wire transfers of immediately available funds to one or more accounts specified by Precision in the aggregate amount of $9,116,571.00, less any unpaid expenses, closing fees, and other amounts owed to Purchaser and its Affiliates. The payments provided for in this Section 2.3 may be made by a single wire transfer of immediately available funds.

Section 3. Conditions of Purchaser’s Obligation at the Closing.

The obligation of Purchaser to purchase and pay for the Securities at the Closing is subject to the fulfillment as of the Closing Date of the following conditions to Purchaser’s satisfaction in its sole and absolute discretion:

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3.1 Representations, Warranties and Covenants; No Event of Default. The representations and warranties contained in Section 5 shall be true, complete, and correct at and as of the Closing Date (both immediately prior to and immediately after giving effect to the transactions contemplated by the Investment Documents) as though then made and Issuer Parties and their Subsidiaries shall have performed all of the covenants required to be performed by them under the Investment Documents that are to be complied with or performed by Issuer Parties and their Subsidiaries on or prior to the Closing Date and there shall not exist any Event of Default or Potential Event of Default.

3.2 Governing Documents; Shareholder Agreement. The Governing Documents (and all amendments thereto) of Issuer Parties, including the Shareholder Agreement, shall be in form and substance satisfactory to Purchaser and shall be in full force and effect as of the Closing Date.

3.3 Security Agreements; Guaranties. Each Issuer Party shall have duly authorized, executed, and delivered a Security Agreement in the form attached hereto as Exhibit C and such Security Agreement shall be in full force and effect as of the Closing Date. The Security Agreements shall grant Purchaser a Lien on all the assets of Issuer Parties as of the Closing Date. Precision shall have duly authorized, executed, and delivered a Guaranty in the form attached hereto as Exhibit D, and such Guaranty shall be in full force and effect as of the Closing Date. Issuer Parties shall have entered into all the other Security Documents, and the Security Documents shall all be in full force and effect as of the Closing Date.

3.4 Stock Pledge Agreement. Precision shall have executed and delivered a pledge and security agreement with respect to the issued and outstanding Equity Interests of each of the Co-Makers, in the form of Exhibit E-1 attached hereto (together with any amendments, restatements, replacements, consolidations, or other modifications thereof from time to time, the “Precision Pledge Agreement”), Precision Group Holdings LLC shall have executed and delivered a pledge and security agreement with respect to the issued and outstanding Equity Interests of Precision, in the form of Exhibit E-2 attached hereto (together with any amendments, restatements, replacements, consolidations or other modifications thereof from time to time, the “Precision Group Holdings LLC Pledge Agreement”) and Andrew Prince shall have executed and delivered a pledge and security agreement with respect to the issued and outstanding Equity Interests of Precision, in the form of Exhibit E-3 attached hereto (together with any amendments, restatements, replacements, consolidations or other modifications thereof from time to time, the “Prince Pledge Agreement” and, together with the Precision Pledge Agreement and the Precision Group Holdings LLC Pledge Agreement, the “Pledge Agreements) and each of the Pledge Agreements shall be in full force and effect as of the Closing Date.

3.5 Sale of Securities to Purchaser. At the Closing, Issuer Parties shall have sold to Purchaser all of the Securities to be purchased under this Agreement and Purchaser shall receive, in a form acceptable to it, appropriate documents, certificates, and instruments properly evidencing the Securities.

3.6 Securities Law Compliance. Issuer Parties and their Subsidiaries shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Securities pursuant to this Agreement in compliance with such laws, other than securities filings that may be made post-closing pursuant to the applicable requirements.

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3.7 Closing Fees and Expenses. Issuer Parties shall have paid all of the costs, fees, and expenses set forth on the Use of Proceeds Schedule approved by Purchaser at the Closing Date, which shall include (a) a closing fee payable to C3 Partners III, LLC in the amount equal to $274,050.00 and (b) all expenses associated with closing the transaction contemplated by this Agreement.

3.8 Non-Compete Agreements. Issuer Parties and any applicable Subsidiaries shall have entered into a non-compete agreement with Richard McVaugh, Frank Shields and Brian Corcoran in the form of Exhibit F attached hereto (together with any amendments, restatements, replacements, consolidations, or other modifications thereof from time to time, the “Non-Compete Agreements”) and such Non-Compete Agreements shall be in full force and effect as of the Closing Date.

3.9 Intentionally Deleted.

3.10 Life Insurance Policies.

An application for life insurance policy on the life of Richard McVaugh, in the face amount of $2,000,000.00, shall have been submitted to a qualified insurance broker or agent and Richard McVaugh shall have undergone a physical or other medical examination required by the underwriter of the applicable insurance policy within thirty (30) days of the Closing Date. Within ninety (90) days following the Closing Date, each such insurance policy shall be in full force and effect shall be assigned to Purchaser and shall list Purchaser as the beneficiary on the policy and any proceeds thereof shall be applied to the Obligations until paid in full, with any proceeds in excess of the Obligations thereafter being paid to Issuer Parties. The policy may be terminated upon payment in full of all Obligations.

3.11Intentionally deleted.

3.12 Proceedings. All proceedings Issuer Parties and their Subsidiaries are required to take in connection with the transactions contemplated by this Agreement shall have been taken.

3.13 Closing Documents. In addition to the Investment Documents listed above in this Section 3, Issuer Parties shall have delivered to Purchaser all of the following documents, each in a form reasonably acceptable to Purchaser:

(a) the Notes, duly authorized, executed, and delivered by the Co-Makers;

(b) the other Investment Documents duly authorized and executed by Issuer Parties, and the other parties thereto, as contemplated in this Agreement and the other Investment Documents, including the Shareholder Agreement;

(c) an Incumbency Certificate of each Issuer Party in the form of Exhibit G attached hereto dated as of the Closing Date;

(d) a Closing Certificate of each Issuer Party in the form of Exhibit H attached hereto dated as of the Closing Date;

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(e) certified copies of the resolutions duly adopted by the managers of each Issuer Party, authorizing the execution, delivery, and performance of each of the Investment Documents to which it is a party, the issuance and sale of the Securities, if applicable, and the consummation of all other transactions contemplated by the Investment Documents;

(f) a certificate of the secretary of each Issuer Party in the form of Exhibit I attached hereto dated as of the Closing Date;

(g) certified copies of the Governing Documents of each Issuer Party, each as in effect at the Closing;

(h) for each Issuer Party either (i) stamped articles of incorporation dated not more than fifteen (15) days prior to the Closing Date, or (ii) certificates of good standing dated not more than fifteen (15) days prior to the Closing Date, each issued by its jurisdiction of organization and from each jurisdiction in which it is qualified to conduct business;

(i) copies of all third party and governmental consents, approvals, notices, and filings required in connection with the consummation of the transactions under the Investment Documents (including all blue sky law filings and waivers of all preemptive rights, rights of first refusal and all other similar rights), except the filing of a Form D, relating to the transactions described herein, with the Securities and Exchange Commission pursuant to Regulation D under the Securities Act;

(j) financial statements and pro-forma financial statements for Issuer Parties approved in advance by Purchaser;

(k) an income statement projection for the remainder of the 2015 calendar year;

(l) the Use of Proceeds Schedule from Issuer Parties regarding the intended use of proceeds from the Financing, including wiring instructions for those payments to be made at Closing;

(m) a solvency certificate executed by the chief executive officer or chief financial officer of each Issuer Party in the form of Exhibit J attached hereto dated as of the Closing Date; and

(n) such other agreements, documents, certificates, verifications, and assurances as Purchaser may request in connection with the transactions described in or contemplated by the Investment Documents.

3.14 Due Diligence. Purchaser shall have received and approved all items, documents, and information reasonably required by Purchaser. Purchaser shall have completed such credit underwriting and due diligence with respect to Issuer Parties, their Subsidiaries, the Collateral, the Financing, and the other matters described herein as Purchaser deems appropriate, and the results of such are reasonably satisfactory to Purchaser.

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3.15 No Material Adverse Effect. Purchaser shall have reasonably determined that (a) no Material Adverse Effect has taken place with respect to Issuer Parties, Issuer Parties’ Subsidiaries, Issuer Parties’ Affiliates, or the business since January 1, 2015 and (b) there are no facts or circumstances existing with respect to Issuer Parties, Issuer Parties’ Subsidiaries, or any of Issuer Parties’ Affiliates, the Collateral, any other Person representing or otherwise acting on behalf of Issuer Parties, Issuer Parties’ Subsidiaries, or any of Issuer Parties’ Affiliates, or the Financing that, in Purchaser’s sole judgment, are inconsistent in a material and adverse manner with any such information disclosed to Purchaser, that if known, would have caused Purchaser not to consummate the transactions described herein.

3.16 Tax Returns. Purchaser shall have received Tax Returns for Issuer Parties for the three (3) immediately preceding tax years.

3.17Absence of Litigation. There shall not exist any action, suit, investigation, litigation, or proceeding pending or threatened in any court or before any arbitrator or Governmental Body that has or could reasonably be expected to have a Material Adverse Effect with respect to Issuer Parties, Issuer Parties’ Subsidiaries, Issuer Parties’ Affiliates, the Collateral, the business of Issuer Parties or their Subsidiaries, the Financing or any of the other matters contemplated hereby.

3.18 Insurance Loss Payee. Purchaser shall have been named an additional named insured or a loss payee on the insurance policies maintained by Issuer Parties for general liability, umbrella coverage, inland marine, and automobiles and each insurer on any insurance policies issued to Issuer Parties shall have agreed in writing to provide Purchaser with written notice of default by Issuer Parties under each such policy of insurance with a right of Purchaser to cure such breach on Issuer Parties’ behalf.

3.19 Director and Officer Insurance; Errors and Omissions Insurance; Indemnification Agreements. Issuer Parties shall have secured director and officer insurance in form and substance reasonably satisfactory to the Purchaser and in an amount of no less than $2,500,000.00. Issuer Parties shall have secured errors and omissions insurance in form and substance reasonably satisfactory to the Purchaser and in an amount of no less than $2,500,000.00.

3.20 Shareholder Note. Andrew Prince shall be paid $250,000.00 on the Closing Date as partial repayment of that certain Secured Grid Note made by Andrew Prince to Precision originally dated April 15, 2013 and updated September 15, 2014 (the “Shareholder Note”). The Shareholder Note shall be amended as of the Closing Date to have a reduced outstanding balance of $285,000.00 and an interest rate of one half percent (0.5%). Beginning February 2015 and continuing every month thereafter until the reduced outstanding balance of the Shareholder Note has been paid in full, Precision shall pay an amount equal to 0.7% of aggregate gross sales of the Issuer Parties to Andrew Prince, no later than five (5) Business Days from the end of the respective calendar month. If the aggregate gross sales of the Issuer Parties exceed $30,000,000.00 in calendar year 2015, Precision shall pay Andrew Prince a one-time payment of $130,000.00 for interest recoupment (the “Interest Recoupment Payment”), no later than five (5) Business Days from the end of the 2015 calendar year. If the aggregate gross sales of the Issuer Parties do not exceed $30,000,000.00 in calendar year 2015, but exceed $34,000,000.00 in calendar year 2016, then Precision shall pay Andrew Prince the Interest Recoupment Payment, no later than five (5) Business Days from the end of the 2016 calendar year.

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3.21 Waiver. Any condition specified in this Section 3 may only be waived in writing by Purchaser.

Section 4. Covenants.

4.1 Financial Statements and Other Information. Until all amounts, including all principal and interest, payable under the Notes or any Put Notes have been indefeasibly paid in full and so long as Purchaser owns any of the Securities or any other Equity Interests in an Issuer Party, Issuer Parties shall deliver to Purchaser:

(a) Annual Financial Statements. As soon as available, and in any event no later than March 31 of each year for the preceding fiscal year, beginning March 31, 2016 for the fiscal year ending December 31, 2015, (i) a copy of the annual financial statements of Issuer Parties and their Subsidiaries for such fiscal year containing, on a consolidated and consolidating basis, balance sheets at the end of such fiscal year and statements of income, retained earnings, and cash flow for the fiscal year then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited by independent certified public accountants acceptable to Purchaser, certified to the effect that such financial statements (including the notes thereto): (A) have been prepared in accordance with GAAP, (B) were audited in accordance with generally accepted auditing standards, (C) present fairly the financial condition of Issuer Parties and their Subsidiaries as of such dates and the results of operations of Issuer Parties and their Subsidiaries for such periods, and (D) contain no material qualifications or any limitations on scope; (ii) a copy of the annual financial statements of Issuer Parties and their Subsidiaries for such fiscal year containing, on a consolidated and consolidating basis, balance sheets at the end of such fiscal year and statements of income, retained earnings, and cash flow and for the fiscal year then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP and certified by the chief executive officer, chief financial officer, or president of Issuer Parties and each Subsidiary to (A) have been prepared in accordance with GAAP and (B) present fairly the financial condition of Issuer Parties and their Subsidiaries as of such dates and the results of operations of Issuer Parties and their Subsidiaries for such periods; (iii) comparisons of the consolidated portions of such statements with the then current Annual Budget and with the prior comparable period; (iv) copies of all Tax filings for Issuer Parties and each Subsidiary, and all related schedules including K-1’s, as prepared by independent certified public accountants acceptable to Purchaser; (v) a statement of all compensation and expense reimbursements paid and any Distributions made to all of senior executive officers of Issuer Parties and their Subsidiaries and all the owners of Issuer Parties and their Subsidiaries and all of their respective Affiliates, which statement shall be in reasonable detail and audited by independent certified public accountants acceptable to Purchaser and certified to be true, correct, and complete by the chief executive officer, chief financial officer or president of Issuer Parties; and (vi) a copy of a management letter and internal control report regarding Issuer Parties and their Subsidiaries, which Issuer Parties shall cause their independent certified public accountants and acceptable to Purchaser to prepare and deliver no later than March 31 of each year;

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(b) Monthly Financial Statements. As soon as available, and in any event within twenty (20) days after the end of each fiscal month, beginning with the month ending January 31, 2015, a copy of unaudited internal financial statements of Issuer Parties and their Subsidiaries as of the end of such month and for the portion of the fiscal year then ended, containing on a consolidated and consolidating basis, balance sheets as of the end of such month and statements of income, retained earnings, and cash flow, for the month and the portion of the fiscal year then ended, setting forth in each case comparisons to the then current Annual Budget and to the corresponding period in the preceding fiscal year;

Each of the financial statements referred to in Sections 4.1(a) and (b) shall (i) be in a form and of a scope reasonably acceptable to Purchaser and (ii) present fairly in all material respects as of the dates and for the periods stated therein, the financial condition and results of operations of Issuer Parties and their Subsidiaries, subject, in the case of the unaudited financial statements, to changes resulting from normal year-end adjustments for recurring accruals (none of which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect);

(c) Compliance Certificate. Concurrently with the delivery of each of the financial statements referred to in Sections 4.1(a) and (b), a duly completed Officer’s Certificate in the form of Exhibit K attached hereto, with appropriate insertions, dated the date of such financial statements, signed by an officer of each Issuer Party and its Subsidiaries, containing a computation of each of the financial ratios and restrictions set forth in Section 4.5 and (i) stating that such officer has not become Aware of any Event of Default, Potential Event of Default, or facts that exist that could be reasonably expected to give rise to an Event of Default or Potential Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken or proposed to be taken to cure it, and (ii) certifying that the computations and financial statements have been prepared in accordance with GAAP and present fairly the financial condition of Issuer Parties and their Subsidiaries as of such dates and the results of operations of Issuer Parties and their Subsidiaries for such periods;

(d) Notice of Litigation. Issuer Parties and their Subsidiaries shall give prompt written notice of any of the following of which Issuer Parties or any of their Subsidiaries have Knowledge (i) any action or proceeding instituted by or against Issuer Parties or any of their Subsidiaries or other Affiliates in any court or before any commission or other Governmental Body or any such proceeding that is threatened against Issuer Parties or any of their Subsidiaries or any other Affiliates; (ii) any other action, event or condition of any nature that could reasonably be expected to have a Material Adverse Effect, or which, with notice or lapse of time or both, would constitute an event of default or default under any other instrument or agreement to which any Issuer Party or Subsidiary of any Issuer Party is a party or by or to which it or any of its assets may be bound or subject; (iii) the creation or filing with the IRS or any other Governmental Body, of any contractual obligation or other document extending, or having the effect of extending, the period for assessment or collection of any Taxes with respect to Issuer Parties or any of their Subsidiaries or other Affiliates; (iv) the creation of any contractual obligation of Issuer Parties or any of their Subsidiaries or other Affiliates or the receipt of any request directed to Issuer Parties or any of their Subsidiaries or other Affiliates, to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise which would have a Material Adverse Effect; (v) the commencement of any material labor dispute to which Issuer Parties or any of their Subsidiaries or other Affiliates is or may become a party, including any strikes, lockouts or other disputes relating to any of Issuer Parties’ facilities; (vi) the incurrence by Issuer Parties or any of their Subsidiaries or other Affiliates of any Worker Adjustment and Retraining Notification Act or related or similar liability incurred with respect to the closing of any facility of any such Person; or (vii) any Tax audit or any intent to commence a Tax audit;

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(e) Notice of Default. As soon as possible (but in any event within five (5) days) after (i) the discovery or receipt of notice of any Event of Default or Potential Event of Default, (ii) notice of any default under any Investment Document or any other material agreement to which any Issuer Party or Subsidiary of any Issuer Party is a party, (iii) notice of any investigation, notice, proceeding or adverse determination from any Governmental Body regarding any Issuer Party or Subsidiary of any Issuer Party, or (iv) immediately (notwithstanding the reference to five (5) days stated above) after the receipt of notice (oral or written) of the acceleration of any material Indebtedness of any Issuer Party or Subsidiary of any Issuer Party, an Officer’s Certificate specifying the nature and period of existence thereof and what actions the applicable Issuer Party or Subsidiary has taken and proposes to take with respect thereto;

(f) ERISA Reports. As soon as possible, and in any event within five (5) days after any Issuer Party or Subsidiary of any Issuer Party knows or has reason to know that (i) any ERISA Event or Prohibited Transaction has occurred with respect to any Plan, or (ii) the PBGC or any Issuer Party has instituted or will institute proceedings under Title IV of ERISA to terminate any Pension Plan, or (iii) a claim for breach of fiduciary has been asserted against any Issuer Party or ERISA Affiliate, or (iv) the IRS has issued a notice of deficiency with respect to any liability pertaining to any Plan, or (v) the IRS or the Department of Labor has asserted any liability against any Issuer Party or ERISA Affiliate, including but not limited to liability for failure to timely make contributions to any Plan, disqualification of any Plan, or any other operational or document defect, or (vi) any Issuer Party or ERISA Affiliate has made a filing under the DFVC or EPCRS programs with respect to any Plan, a certificate of the chief financial officer of the applicable Issuer Party setting forth the details as to such ERISA Event, Prohibited Transaction, Pension Plan termination, and the action that the applicable Issuer Party proposes to take with respect thereto;

(g) Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statement or report, including any borrowing base certificates, furnished to any other Person, pursuant to the terms of any indenture, loan or credit or similar agreement, and not otherwise required to be furnished to Purchaser pursuant to this Section 4.1;

(h) Notice of Material Adverse Change. As soon as possible, and in any event within two (2) Business Days after the occurrence thereof, written notice of (i) any matter that has had, or could reasonably be expected to have, a Material Adverse Effect, or (ii) any condition or event that has resulted in or could reasonably be expected to result in any material liability under any Environmental and Safety Requirements;

(i) General Information. Promptly, such other information concerning any Issuer Party or Subsidiary of any Issuer Party as Purchaser may from time to time request;

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(j) Annual Budget. (i) No later than thirty (30) days prior to the end of each fiscal year, for review, comment, and approval by Purchaser, an annual budget of the income, expenses (including any senior executive compensation), and capital expenditures prepared on an anticipated monthly basis for Issuer Parties and their Subsidiaries for the upcoming fiscal year (displaying anticipated statements of income and cash flows and balance sheets), which must for each fiscal year (prior to becoming effective for any of the purposes contemplated by this Agreement) be approved in advance by Purchaser (the “Annual Budget”), and (ii) promptly upon preparation thereof any other significant budgets prepared by any Issuer Party or Subsidiary of any Issuer Party and any revisions of such annual or other budgets;

(k) Securities Communications. As soon as possible after transmission or occurrence (but in any event within ten (10) days), any communications with securities holders generally or the financial community, any reports filed by any Issuer Party, or any of their respective officers, directors, managers, partners, employees or agents, with any securities exchange or the Securities and Exchange Commission;

(l) Insurance Reports. As soon as possible (but in any event within ten (10) days) after becoming Aware of any cancellation or pending cancellation or material change in any insurance maintained by any Issuer Party or Subsidiary of any Issuer Party, written notice thereof which describes the same and the intended course of action of such Issuer Party or Subsidiary of any Issuer Party with respect thereto;

(m) Acceleration of Indebtedness. Immediately after receipt of notice (oral or written), notice of the acceleration of any Indebtedness of any Issuer Party or Subsidiary of any Issuer Party; and

(n) Audits. Promptly after any Issuer Party or any of their Subsidiaries’ receipt thereof, and in any event within five (5) days after receipt thereof, Issuer shall provide to Purchaser correct and complete copy of any audit, inquiry, inspection or investigation by or on behalf of any consumer regulatory agency or other Governmental Body.

4.2 Attendance at Board Meetings.

(a) Director and Observation Rights. So long as Note A is outstanding, Precision shall have a board of directors with no more than five (5) members pursuant to the Shareholder Agreement and Purchaser shall have the right to elect and control the amount of member seats on Precision’s board of directors necessary for Purchaser to have control of the board of directors. So long as Note B is outstanding and after Note A has been paid in full, Purchaser shall have the right to elect and control one (1) member seat on Precision’s board of directors. Until all amounts, including all principal and interest, payable under the Notes or any Put Notes have been indefeasibly paid in full and so long as Purchaser owns any of the Securities or any other Equity Interests in Precision, Issuer Parties shall give Purchaser written notice of each meeting, whether in person, telephonic, or by video transmission, of Issuer’s members, managers, shareholders, directors, board, and each committee thereof, as applicable, at the same time notice is delivered to each such shareholder, director, member, manager or committee member in accordance with the applicable Issuer Party’s Governing Documents, but in no event later than five (5) Business Days prior to the date of each such meeting, and the applicable Issuer Parties shall permit at least two (2) representatives of Purchaser to attend as observers to all such meetings. In the case of telephonic meetings conducted in accordance with an Issuer Party’s Governing Documents Purchaser’s representatives shall be given the opportunity to listen to such telephonic meetings. Purchaser shall be entitled to receive all written materials and other information (including copies of meeting minutes) given to shareholders, directors, members, managers, or committee members in connection with such meetings at the same times such materials and information are given to the shareholders, directors, members, managers, or committee members. If an Issuer Party proposes to take any action by written consent in lieu of such a meeting, such Issuer Party shall give written notice thereof to Purchaser prior to the effective date of such consent describing in reasonable detail the nature and substance of such action. Issuer Parties shall pay the reasonable out-of-pocket expenses of the representatives of Purchaser incurred in connection with attending all such meetings.

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(b) Enforcement Costs. For services to be provided in the enforcement of the Financing contemplated by the Investment Documents and advisory and other services to be provided by Purchaser to Issuer Parties upon and during the continuation of any Event of Default or outside of the ordinary course of business, Purchaser will bill the applicable Issuer Parties, and such Issuer Parties shall pay, for the time spent by representatives of Purchaser rendering such services at the rate of $350.00 per hour.

4.3 Affirmative Covenants. Until all amounts, including all principal and interest, payable under the Notes or any Put Notes have been indefeasibly paid in full and so long as Purchaser owns any of the Securities or any other Equity Interests in any Issuer Party, Issuer Parties and their Subsidiaries shall comply with each of the following covenants:

(a) Maintenance of Existence; Conduct of Business. Each Issuer Party and its Subsidiaries shall preserve and maintain its existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business. No Issuer Party or Subsidiary of any Issuer Party shall enter into any amendment, or agree to or accept any waiver, of any of its Governing Documents if such amendment or waiver would adversely affect the rights of such Issuer Party or Subsidiary of any Issuer Party or Purchaser. Each Issuer Party and its Subsidiaries will conduct its business in an orderly and efficient manner in accordance with good business practices;

(b) Maintenance of Properties and Intellectual Property Rights. Each Issuer Party and its Subsidiaries shall (i) maintain, keep, and preserve all of its properties (real, personal, tangible, and intangible) necessary or useful in the proper conduct of its business in the ordinary course, consistent with past practices, in good working order and condition, and (ii) possess and maintain all material Intellectual Property Rights necessary to conduct its business in the ordinary course, consistent with past practices, and own all right, title, and interest in and to, or have a valid license for, all such Intellectual Property Rights;

(c) Taxes and Claims. Each Issuer Party and its Subsidiaries shall pay or discharge at or before maturity or before becoming delinquent (i) all Taxes imposed on it or its income or profits or any of its property, and (ii) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its property; provided, however, that no Issuer Party or Subsidiary of any Issuer Party shall be required to pay or discharge any Tax or any claim for labor, materials, or supplies that is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves have been established, and for which Issuer has provided written notice of such to Purchaser;

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(d) Insurance. Each Issuer Party and its Subsidiaries shall maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by Persons engaged in similar businesses and owning similar properties in the same general areas in which it operates, provided that in any event each Issuer Party and its Subsidiaries shall maintain worker’s compensation insurance, property insurance, hazard insurance, and comprehensive general liability insurance, satisfactory to Purchaser. Within thirty (30) days of the Closing Date, each insurance policy covering Collateral shall name Purchaser as loss payee and shall provide that such policy will not be cancelled or reduced without thirty (30) days prior written notice to Purchaser. If any Issuer Party or Subsidiary of any Issuer Party fails to provide and maintain insurance as in this Agreement provided, Purchaser may, at its option, provide such insurance and charge the amount thereof to Issuer Parties. Each Issuer Party shall furnish Purchaser with certificates of insurance and policies evidencing compliance with the foregoing insurance requirements;

(e) Inspection Rights. At any reasonable time and from time to time, Issuer and its Subsidiaries shall permit representatives of Purchaser to examine the Collateral and conduct Collateral audits, to examine, copy, and make extracts from its books and records, to visit and inspect its properties, and to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants. Without diminishing the foregoing, Purchaser may communicate as often as daily with all of Issuer’s and its Subsidiaries’ executive managers;

(f) Keeping Books and Records. Each Issuer Party and its Subsidiaries shall maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities;

(g) Compliance with Laws. Each Issuer Party and its Subsidiaries shall comply in all material respects with all applicable Laws, the failure to comply with which could reasonably be expected to have a Material Adverse Effect;

(h) Compliance with Agreements. Each Issuer Party and its Subsidiaries shall (i) comply in all material respects with all agreements, contracts, and instruments binding on it or affecting its properties or business where the failure to comply could reasonably be expected to have a Material Adverse Effect, (ii) perform and observe all of its obligations: (A) to each holder of the Notes and any Put Notes and all of its obligations to each holder of any Securities and any Put Notes as set forth in the Investment Documents and the Governing Documents with respect to which any such Equity Interest was issued; and (B) under each of the Investment Documents, (iii) not enter into any amendment, or agree to or accept any waiver of any material agreement, contract or instrument, that would materially and adversely affect the rights of Issuer Parties, any Subsidiary, or Purchaser, and (iv) shall not permit any material agreement, contract or instrument to be cancelled or terminated prior to its stated maturity if such cancellation or termination could reasonably be likely to result in a Material Adverse Effect;

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(i) ERISA. With respect to all Plans, each Issuer Party and its Subsidiaries shall comply with all minimum funding requirements, and all other material requirements, of ERISA and the Code, if applicable, so as not to give rise to any liability thereunder;

(j) Key-Person Life Insurance. Each Issuer Party shall maintain the key-person life insurance policies referred to in Section 3.10;

(k) Board Meetings. Precision’s board of directors will meet (i) in-person no less frequently than once each fiscal quarter; and (ii) via teleconference each month for the first six months after the Closing Date and at the request of any Board member or observer thereafter; and

(l) Repayment of Senior Debt. After the occurrence and during the continuance of any Event of Default, Purchaser may elect in its sole and absolute discretion to advance funds to Issuer under a new note (the “Prepayment Note”) that (1) is subject to, constitutes a “Note” for all purposes under, and is secured by the Collateral under, this Agreement and the other Investment Documents, (2) is in an amount sufficient to prepay in full any outstanding Senior Debt, including all principal, interest, penalties, premiums, and fees in connection therewith, and (3) contains substantially identical terms to those of the Notes, except for the payment terms (including the interest rate), which shall be substantially similar to those of the Senior Debt that is being prepaid. Upon such election by Purchaser, (i) the Issuer Party shall execute and deliver the Prepayment Note to Purchaser, (ii) duly execute, acknowledge, and deliver all other agreements, instruments, acts, financing statements, assignments, and assurances as are necessary or proper to carry out or facilitate the intended prepayment of the Senior Debt, and (iii) shall use the proceeds of the Prepayment Note solely for the purpose of prepaying in full all of the outstanding Senior Debt, including all principal, interest, penalties, premiums, and fees, all at such times as the Purchaser may direct.

(m) Employment Agreements. Within thirty (30) days of the expiration of his current employment agreement, which is attached hereto as Exhibit P (as may be amended, modified, supplemented or replaced, the “Key Management Employee Agreement”), Richard McVaugh shall enter into a new Key Management Employee Agreement, which shall be in form and substance acceptable to Purchaser.

(n) Landlord Waivers. Within sixty (60) days of the Closing Date, unless otherwise agreed by Purchaser, the Issuer Parties must deliver for the benefit of Purchaser a landlord agreement from each owner of Leased Real Estate occupied by any of the Issuer Parties and used for the operation of their business, each in form and substance acceptable to Purchaser.

(o) SBA Forms. Within thirty (30) days of the Closing Date, Issuer Parties shall provide Purchaser with duly completed and executed SBA Forms 480 and 652 and duly completed SBA Form 1031 from each Issuer Party.

(p) W-9s. Within thirty (30) days of the Closing Date, Issuer Parties shall provide Purchaser with copies of the W-9s from Issuer Parties and their Subsidiaries and any other recipient of proceeds from the Financing.

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(q) 8-K Filing. Issuer Parties shall timely file any necessary Form 8-k with the Securities and Exchange Commission relating to the transactions contemplated by the Investment Documents and the Stock Purchase Agreement.

(r) Indemnification Agreements. Prior to the appointment by Purchaser of any member to Precision’s board of directors as permitted by Section 4.2, Precision shall have entered into Indemnification Agreements in form and substance reasonably satisfactory to Purchaser with such Persons who will be appointed to the board of directors by Purchaser in accordance with Section 4.2.

4.4 Negative Covenants. Until all amounts, including all principal and interest, payable under the Notes or any Put Notes have been indefeasibly paid in full and so long as Purchaser owns any of the Securities or any other Equity Interests in Precision, no Issuer Party or Subsidiary of any Issuer Party shall do any of the following:

(a) Additional Indebtedness; Liens. Create, incur, assume or suffer to exist Indebtedness, other than Permitted Indebtedness, or any Liens other than Permitted Liens, or amend, extend, change, modify, or reborrow (other than reborrowing under a revolving line of credit with Senior Lender) pursuant to, any provisions of any Indebtedness permitted under this Agreement;

(b) Fundamental Changes. Become a party to a merger or consolidation, form a new Subsidiary or acquire by purchase, lease or otherwise all or any part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person; make any changes in any of the business objectives, purposes, or operations of any Issuer Party or any of their Subsidiaries that could reasonably be expected to adversely affect repayment of the Notes or any Put Note or could reasonably be expected to have a Material Adverse Effect;

(c) Dissolution. Wind-up, dissolve, or liquidate any Issuer Party or any of their Subsidiaries.

(d) Distributions. Pay or declare any Distributions of earnings on any of its Equity Interests.

(e) Advances and Loans. Make any loans or advances to, Guaranties for the benefit of, or Investments in, any Person except for (i) reasonable advances to employees in the ordinary course of business, (ii) Investments having a stated maturity no greater than 1 year from the date such Investment is made in (A) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (B) certificates of deposit that are entirely FDIC insured or are of commercial banks having combined capital and surplus of at least $50 million or (C) commercial paper with a rating of at least “Prime-1” by Moody’s Investors Service, Inc., (iii) intercompany loans or advances to or guarantees by any Issuer Party or Subsidiary of any Issuer Party for the benefit of another in the ordinary course of business, consistent with past practice, (iv) securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors, (v) contributions by Issuer Parties or Subsidiary of any Issuer Party to the capital of any another, and (vi) bank deposits that are entirely FDIC insured and in the ordinary course of business, consistent with past practice;

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(f) Equity Transfers. Authorize, issue, sell, assign, redeem, or otherwise dispose of (i) any of its Equity Interests, or (ii) any securities exchangeable for or convertible into or carrying any rights to acquire any of its Equity Interests, except as contemplated in the Stock Purchase Agreement;

(g) Warrants and Options; Equity Incentives. (i) Authorize, issue, sell, assign, or otherwise dispose of any option, warrant, or other right to acquire any of its Equity Interests, or (ii) amend or modify any equity incentive plan or employee equity ownership plan of any Issuer Party or Subsidiary of any Issuer Party as in existence as of the Closing Date or adopt any new equity incentive plan or employee equity ownership plan of any Issuer Party or Subsidiary of any Issuer Party or issue any of its Equity Interests to its employees or its Subsidiaries’ employees other than pursuant to the existing equity incentive plans and employee equity ownership plans;

(h) Affiliated Transactions. Enter into any transaction, including the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate of any Issuer Party or Subsidiary of any Issuer Party;

(i) Annual Budget. Submit any budget to its board of directors (or similar Persons or groups of Persons with such governing rights and responsibilities) for approval or implement any Annual Budget unless such budget is first approved by Purchaser, as set forth in Section 4.1(j);

(j) Transfer of Assets. Sell, exchange, or permanently dispose of any of its Intellectual Property Rights or sell, lease, or otherwise transfer all or any part of its other properties other than (i) the sale of inventory in the ordinary course of such Person’s business, consistent with past practice, and (ii) the disposition of obsolete equipment;

(k) Sale Lease Back. Enter into any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly by it to such Person;

(l) Prepayment of Indebtedness. Prepay, redeem, purchase, defeat or otherwise satisfy in any manner any principal or interest on any Indebtedness prior to the applicable maturity date, other than Senior Debt, the Notes and any Put Notes;

(m) Other Business Ventures. Enter into the ownership, active management, or operation of any business other than the businesses in which any Issuer Party or Subsidiary of any Issuer Party is presently engaged;

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(n) Hazardous Materials. Use (or permit any tenant to use) any of their respective properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material, generate any Hazardous Material, conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material, or otherwise conduct any activity or use any of their respective properties or assets in any manner that violates or is likely to violate any Environmental and Safety Requirement for which any Issuer Party or Subsidiary of any Issuer Party would be responsible or otherwise adversely impact the value or marketability of any Issuer Party’s or Subsidiary’s of any Issuer Party owned or leased real estate or any of the Collateral;

(o) Accounting Changes; Collection of Accounts. Make any change (i) in accounting treatment or reporting practices, except in accordance with GAAP and disclosed to Purchaser and with Purchaser’s consent, (ii) in Tax reporting treatment, except as required by Law and disclosed to Purchaser and with Purchaser’s consent, or (iii) in its credit collection policies if such change would materially impair the collectability of any material account owing to any Issuer Party or Subsidiary of any Issuer Party, nor will it rescind, cancel or modify any material account owing to Issuer except in the ordinary course of business;

(p) Certain Security Matters. Enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement, any Investment Document, or the Senior Loan Documents, which directly or indirectly prohibits Issuer Parties or their Subsidiaries from creating or incurring a Lien on any of their assets other than assets that are subject to a purchase money security interest or an Operating Lease as contemplated by this Agreement;

(q) Phantom Equity Plans. Directly or indirectly redeem, purchase, or make any payments with respect to any equity appreciation rights, phantom equity plans, profits interest plans or similar rights or plans;

(r) Business Organization. Convert to any other type of business entity or change jurisdiction of incorporation;

(s) Joint Ventures. Enter into any partnership or joint venture in which the other partner or joint venturer has the power to legally bind any Issuer Party or pursuant to which any Issuer Party would be jointly liable, as a matter of law, for the liabilities of the partnership or joint venture (i) with one or more Persons in the same line of business of any Issuer Party or their Subsidiaries involving an aggregate consideration (including the assumption of liabilities whether direct or indirect) in any calendar year exceeding $50,000.00 on a consolidated basis with all such transactions being aggregated to such limit or (ii) with any Person that is not in the same line of business of Issuer Parties or their Subsidiaries;

(t) Additional Agreements. Except for an Intercreditor Agreement, enter into, become subject to, amend, modify or waive any agreement or instrument which by its terms would (under any circumstances) restrict (i) the right of Issuer Parties or their Subsidiaries to make loans or advances or pay or make Distributions to, transfer property to, or repay any Indebtedness owed to, Purchaser or Issuer Parties or their Subsidiaries or (ii) Issuer Parties’ or their Subsidiaries’ right to perform any of the provisions of any of (A) the Investment Documents or any agreements or instruments entered into in connection with the same or otherwise evidencing the Notes or (B) their Governing Documents (including provisions relating to the exercise of the put provisions of any of the Stock and the payment of principal and interest on the Notes or any Put Notes), except in any such case for amending, modifying or supplementing such agreement in accordance with its terms;

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(u) Compensation. Pay, reimburse, or become obligated to pay or reimburse any expenses of Richard McVaugh, Frank Shields or Brian Corcoran (other than ordinary reimbursable business expenses as consented to by Purchaser or other any salary, bonus, commission, consulting fees, or other compensation other than that approved in the Compensation Schedule to any direct or indirect owner of any Issuer Party or Subsidiary of any Issuer Party, unless such additional payments or compensation have been approved in writing by Purchaser;

(v) Additional Subsidiaries. Establish or acquire any Subsidiaries not owned as of the Closing Date;

(w) Life Insurance. Borrow against, pledge, assign, modify, cancel, or surrender any key-person life insurance policy required to be obtained under Section 3.10;

(x) Use of Proceeds. Use the proceeds from the Financing other than as set forth on the Use of Proceeds Schedule;

(y) Amendment to Governing Documents. Make any amendment or modification to or supplement or replacement of its Governing Documents, directly or indirectly, whether by merger, conversion, operation of Law, or otherwise, or file any resolution of its Board (or similar Persons or groups of Persons with such governing rights and responsibilities) with its jurisdiction of incorporation, formation, or organization (as applicable);

(z) Material Agreements. Enter into, amend, modify, waive or fail to enforce any employment or other material agreement with any Affiliate or key employee, or amend, modify or waive any provision of any Non-Compete Agreements or Key Management Employee Agreement, or fail to enforce the material provisions of any Non-Compete Agreement or Key Management Employee Agreement;

(aa) Separateness from Affiliates. Commingle the funds and other assets of Issuer Parties with those any other Affiliate or any other Person, keep Issuer Parties’ funds in bank accounts that are not separate and apart from those of any other Affiliates or other Persons, and keep Issuer Parties’ other assets not separately identifiable and distinguishable from assets of any Affiliates or any other Persons;

(bb) Take or Pay Contracts. Enter into or be a party to any contract or agreement for the purchase of materials, supplies or other property or services if such contract or agreement requires that a payment be made by any Issuer Party or Subsidiary of any Issuer Party regardless of whether delivery is ever made of such materials, supplies or other property or services; or

(cc) Insolvency Action. Take any action, or allow any Issuer Party’s or its Subsidiaries’ Board (or similar Persons or groups of Persons with such governing rights and responsibilities) to take any action, without the prior written consent of Purchaser, making an assignment for the benefit of creditors, or admitting in writing its inability to pay its debts as they become due, or the filing of a voluntary petition in bankruptcy, or the filing of any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Law applicable to such circumstances, or the filing of any answer admitting or not contesting the material allegations of a petition filed against any Issuer Party or its Subsidiaries in any such proceedings, or seeking or consenting to or acquiescing in the appointment of any trustee, receiver, or liquidator of Issuer Parties or their Subsidiaries or of all or any substantial part (twenty (20%) or more) of the properties of Issuer Parties.

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(dd) Management Services Agreement. Enter into or be a party to any management services agreement or other similar agreement other than in the form attached to this Agreement as Exhibit L or such form that is otherwise in form and substance satisfactory to Purchaser.

4.5 Financial Covenants. Until all amounts, including all principal and interest, payable under the Notes or any Put Notes have been indefeasibly paid in full, Issuer Parties covenant to Purchaser as follows:

(a) Fixed Charge Coverage Ratio. Issuer Parties shall maintain, at the end of each fiscal quarter, beginning with the fiscal quarter ending March 31, 2015, for the twelve calendar months then ended, a Fixed Charge Coverage Ratio of at least 1.5:1.00.

(b) Maximum Net Debt to EBITDA. Issuer Parties shall have, at the end of each fiscal quarter, a ratio of Maximum Net Debt at such date to EBITDA for the twelve calendar months then ended, of less than (i) 3.0 to 1.0 for each of the fiscal quarters ending March 31, 2015, June 30, 2015, September 30, 2015, and December 31, 2015, (ii) 2.75 to 1.0 for each of the fiscal quarters ending March 31, 2016, June 30, 2016, September 30, 2016, and December 31, 2016, (iii) 2.5 to 1.0 for each of the fiscal quarters ending March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017, and (iv) 2.0:1.0 for each fiscal quarter thereafter.

(c) Maximum Capital Expenditures. Issuer Parties shall not make or incur any Capital Expenditures in any one fiscal year in an aggregate amount in excess of the amount approved in the Annual Budget plus $50,000.00.

4.6 Use of Proceeds. No Issuer Party shall use any proceeds from the sale of the Securities under this Agreement, directly or indirectly, for the purposes of purchasing or carrying any “margin securities” within the meaning of Regulation U promulgated by the Board of Governors of the Federal Reserve Board or for the purpose of arranging for the extension of credit secured, directly or indirectly, in whole or in part by collateral that includes any “margin securities.”

4.7 Compliance with Securities Laws. Each Issuer Party shall at all times comply with all applicable provisions of the Securities Act, the Securities Exchange Act, and all applicable rules and regulations of the Securities and Exchange Commission.

4.8 Public Disclosures. No Issuer Party shall disclose Purchaser’s name or identity as an investor in any Issuer Party in any press release or other public announcement or in any document or material filed with any Governmental Body without the prior written consent of Purchaser unless such disclosure is required by Law or by order of a court of competent jurisdiction, in which case prior to making such disclosure Issuer Parties shall give written notice to Purchaser describing in reasonable detail the proposed content of such disclosure and shall permit Purchaser to review and comment upon the form and substance of such disclosure and to attempt to keep such information confidential.

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4.9 Further Assurances. At any time and from time to time, upon the request of Purchaser, Issuer Parties and their Subsidiaries shall execute, deliver, and acknowledge or cause to be executed, delivered, and acknowledged, such further documents and instruments and do such other acts and things as so requested in order to fully effect the terms and purposes of this Agreement, the other Investment Documents and any other agreements, instruments and documents delivered pursuant hereto or in connection with the Securities or any Put Notes. In addition, if requested by Purchaser, Issuer Parties and Subsidiaries shall obtain and promptly furnish to Purchaser evidence of all governmental approvals as may be required to enable Issuer Parties to comply with their Obligations under the Investment Documents and to continue in business as conducted on the date of this Agreement without material interruption or interference.

4.10 Put Provisions.

(a) At any time after the earlier to occur of (i) the fifth (5th) anniversary of the Closing Date (solely with respect to the Granted Equity), (ii) the seventh (7th) anniversary of the Closing Date (solely with respect to the Purchased Equity), (iii) the indefeasible payment in full of all principal, interest, premiums (if any), and other amounts due in respect of the Notes, or (iv) the occurrence of an Event of Default and for so long as such Event of Default is continuing, Purchaser shall have the right by delivering a written notice (the “Put Notice”) to Precision to put at any time or times all or a portion of the Equity Interests of Precision then held by Purchaser, expressed as a percentage of all the Outstanding Equity of Precision (other than any Equity Interests that are out of the money, unvested, or have other than a nominal strike price) (the “Put Equity Percent”), at a price (the “Put Price”) equal to the greater of:

(1) the Fair Market Value of Precision multiplied by the Put Equity Percent; or

(2) the Equity Value of Precision multiplied by the Put Equity Percent.

(b) Upon the delivery of any Put Notice, Precision and Purchaser shall promptly (and in any event within ten (10) Business Days after the delivery date) meet for the purpose of determining the Put Price. Precision shall purchase the Put Equity Percent requested to be repurchased in the Put Notice, at a mutually agreeable time and place, which will in no event be later than ninety (90) days after the date of the delivery of the Put Notice (the “Put Closing”).

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(c) At any Put Closing, Precision shall deliver to Purchaser the Put Price by cashier’s or certified checks or wire transfers of immediately available funds payable to Purchaser. Precision shall undertake their best efforts during the 90-day period immediately following the delivery date of the Put Notice to finance the payment of the Put Price in accordance with this Section 4.10 so that the Put Price may be paid in full in cash, but only to the extent such financing can be obtained on commercially reasonable terms. Such efforts shall include pursuing private offerings of equity or debt securities, restructuring of Issuer’s debt and other recapitalizations. If, notwithstanding such efforts, Precision is unable to purchase all of the Put Equity Percent at a Put Closing in cash within such 90-day period, Precision shall at such Put Closing pay the maximum portion of the Put Price that they are legally able to pay in cash and pay the remaining portion of the Put Price that they are not able to pay in cash by issuing to Purchaser (or its designee) promissory notes (the “Put Notes”) with a term to maturity not to exceed one (1) year and accruing interest from the date of the Put Notice at an annual rate equal to seventeen percent (17.00%) per annum, in each case fully amortizing and payable in equal monthly payments of principal and interest. After a Put Closing, Precision shall continuously undertake reasonable efforts to arrange debt or equity financing in order to retire Put Notes for cash and will provide to the holders of such Put Notes any information regarding Precision’s efforts to obtain such financing as is reasonably requested by any such holder of Put Notes. For avoidance of doubt, all Put Notes shall be subject to the terms and conditions of this Agreement and the Investment Documents.

(d) Notwithstanding anything contained in this Section 4.10 to the contrary, if Precision is not able to pay the Put Price in full in cash within ninety (90) days after the delivery of a Put Notice, Purchaser may rescind (in whole or in part) the exercise of the put option at Purchaser’s sole election by delivering written notice to Precision within thirty (30) days after Precision notifies Purchaser that it will be unable to pay the Put Price in full in cash. Alternatively, Purchaser may allow Precision to pay for the Put Equity Percent in installments over a reasonable period of time to be mutually agreed upon (not to exceed thirty-six (36) months). If Precision fails to satisfy their obligations pursuant to this Section 4.10 Purchaser may pursue any and all rights and remedies at law or in equity.

(e) Any Issuer Party shall give Purchaser at least sixty (60) days’ prior written notice of (i) any liquidation, merger, consolidation or sale of any substantial portion of its assets or any other similar corporate actions pursuant to which such Issuer Party or any holder of Equity Interests receives cash, securities, or other property, (ii) any transaction in which such Issuer Party is acquired by purchase of a majority of its common Equity Interests, and (iii) any reorganization, reclassification, or recapitalization of such Issuer Party, and (iv) filing of any registration statement with respect to any public offering of Equity Interests of such Issuer Party under the Securities Act. At any time before the consummation of such transaction, Purchaser may elect to exercise its put rights under this Section 4.10; provided, that if Purchaser exercises its put rights under this Section 4.10(e), notwithstanding any other provision of this Section 4.10, the closing of the resulting repurchase of Equity Interests shall occur simultaneously with the closing of such transaction and the put price shall be equal to the higher of the Put Price determined in accordance with Section 4.10(a) of this Agreement or the highest price per percentage Equity Interest of Precision received by any holder of Equity Interests of Precision in connection with such transaction, plus any other personal gain earned or received by William Golden, John Wachter, or any of their Affiliates in connection with such transaction, including any aggregate payments that such Person receives or is entitled to receive under any employment, consulting, or similar agreements.

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4.11 SBIC Regulatory Provisions.

(a) Equity Holders. As long as any SBIC Holder holds any Securities or any securities issued by Precision with respect thereto, Precision shall notify such SBIC Holder (i) at least fifteen (15) days prior to taking any action after which the number of record holders of Precision’s voting securities would be increased from fewer than fifty (50) to fifty (50) or more and (ii) of any other action or occurrence after which the number of record holders of Precision’s voting securities was increased (or would increase) from fewer than fifty (50) to fifty (50) or more, as soon as practicable after Precision becomes Aware that such other action or occurrence has occurred or is proposed to occur.

(b) Use of Proceeds. On the Closing Date and at such times as any SBIC Holder requests upon the express requirement of the SBA, Issuer Parties shall deliver to each SBIC Holder a written statement on behalf of Issuer Parties, certified by the chief executive officer (or similarly responsible officer) of each Issuer Parties, describing in reasonable detail the use of the proceeds of the Financing under this Agreement by Issuer. In addition to any other rights granted under this Agreement, Issuer Parties shall grant such SBIC Holder and the SBA access during normal business hours to their books, and records for the purpose of verifying the use of such proceeds and verifying the certifications made by Issuer in SBA Forms 480, 652 and 1031 delivered pursuant to Section 3.13 and for the purpose of determining whether the principal business activity of Issuer continues to constitute an eligible business activity (within the meaning of the SBIC Regulations).

(c) Regulatory Violation. Upon the occurrence of a Regulatory Violation or if any SBIC Holder determines in its good faith judgment that a Regulatory Violation has occurred, in addition to any other rights and remedies to which it may be entitled as a holder of the Securities, any Put Notes or any other Equity Interests of any Issuer Party (whether under the Investment Documents, any Issuer Party’s Governing Documents or otherwise), each SBIC Holder shall have the right to the extent required under the SBIC Regulations to demand, upon thirty (30) days prior written notice to such Issuer Party, the immediate purchase of all (or any portion) of the outstanding Securities, Put Notes or any other Equity Interests of Precision owned by such SBIC Holder at a price equal to the purchase price paid, directly or indirectly, for such Securities, Put Notes, and any other Equity Interests of Precision, plus all accrued interest on the Notes and any Put Notes, by delivering written notice of such demand to the applicable Issuer Parties. The applicable Issuer Parties shall be obligated to pay the purchase price for these items by a cashier’s or certified check or by wire transfer of immediately available funds to each SBIC Holder demanding purchase within thirty (30) days after such Issuer Party’s receipt of the demand notice, and upon such payment, each such SBIC Holder shall deliver the certificates evidencing the items to be purchased duly endorsed for transfer or accompanied by duly executed forms of assignment.

(d) Regulatory Compliance Cooperation. If any SBIC Holder believes that it has a Regulatory Problem, such SBIC Holder shall have the right to transfer its Securities, any Put Notes, and any other Equity Interests of Precision without regard to any restrictions on transfer set forth in the Investment Documents, but otherwise in accordance with applicable securities law (provided that the transferee agrees to become a party to the applicable Investment Documents), and Issuer Parties shall take all such actions as are reasonably requested by such SBIC Holder in order to (i) effectuate and facilitate any transfer by such SBIC Holder of such items then held by such SBIC Holder to any Person designated by such SBIC Holder, (ii) permit such SBIC Holder (or any of its Affiliates) to exchange all or any portion of the Securities or any other Equity Interests of Precision that are voting securities then held by it on a unit-for-unit basis for units of a class of nonvoting equity securities of Precision, which nonvoting equity securities shall be identical in all respects to such exchanged equity securities, except that such equity securities shall be nonvoting and (iii) amend this Agreement and the Governing Documents of Precision and related agreements and instruments to effectuate and reflect the foregoing.

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(e) Economic Impact Information. Promptly after the end of each calendar year (but in any event prior to February 28 of each year), Issuer Parties shall deliver to each SBIC Holder a written assessment of the economic impact of each SBIC Holder’s investment in Issuer Parties, specifying the full-time equivalent jobs created or retained in connection with the investment, the impact of the Investment on the businesses of Issuer Parties and on taxes paid by Issuer Parties and their employees.

4.12 Personal Gain on Sale. If in connection with (i) the sale of fifty percent (50%) or more of Precision’s assets and properties, (ii) the purchase of fifty percent (50%) or more of any Precision’s common Equity Interests by a Person who was not a shareholder immediately after the Closing, or (iii) the merger or consolidation of Precision with another Person or Persons (whether or not Precision is the surviving or resulting entity thereof) William Golden, John Wachter, or any of their or any of Precision’s other Affiliates recognizes or receives any personal gain in excess of such Person’s pro rata participation in the consideration received by Precision’s shareholders in any such transaction (including any aggregate payments that such Person receives under any employment, consulting, non-compete or similar agreements that exceed in any year the reasonable fair-market-value of the services performed thereunder), such excess personal gain or benefit shall be included in the aggregate consideration received and shared pro rata by all holders of Equity Interests in Precision, including Purchaser.

Section 5. Representations and Warranties of Issuer Parties.

As a material inducement to Purchaser to enter into this Agreement and purchase the Securities under this Agreement, each Issuer Party by this Agreement represents and warrants to Purchaser as follows:

5.1 Organization, Corporate Power and Licenses. Each Issuer Party and Subsidiary of any Issuer Party is a limited liability company or corporation, duly organized, validly existing and in good standing under the Laws of the state of Delaware, and is conducting business in each of the jurisdictions set forth on the Organization Schedule. Each Issuer Party and Subsidiary of any Issuer Party is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify. The names of Issuer Parties and all their Subsidiaries and the jurisdiction of their incorporation or organization are set forth on the Organization Schedule. Each Issuer Party possesses all requisite power and authority and all licenses, permits, and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by the Investment Documents where the failure to possess such licenses and permits or authorizations could reasonably be expected to have a Material Adverse Effect. The copies of each Issuer Party’s Governing Documents that have been furnished to Purchaser reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. The exact state organizational numbers of Issuer Parties and their Subsidiaries are set forth on the Organization Schedule. Each Issuer Party has delivered to Purchaser true and complete copies of its Governing Documents and shall promptly notify Purchaser of any amendment or changes thereto. The exact name of each Issuer Party and its Subsidiaries is set forth in the preamble of this Agreement. No Issuer Party has been known by any other corporate, limited liability company or partnership name in the past five (5) years except as set forth on the Organization Schedule, nor has any Issuer Party of Subsidiary of any Issuer Party been the surviving company of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years except as set forth on the Organization Schedule.

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5.2 Capitalization and Related Matters.

(a) The attached Capitalization Schedule accurately sets forth the following information with respect to each Issuer Party’s capitalization as of the Closing Date and immediately thereafter (i) the authorized Equity Interests of each Issuer Party, (ii) the number of units of each class of Equity Interests of each Issuer Party issued and outstanding, (iii) the number of units of each class of Equity Interests of each Issuer Party reserved for issuance upon exercise of any Convertible Securities and (iv) the name of each holder of Equity Interests in each Issuer Party and the number of units owned by each such holder of such Equity Interests. As of the Closing Date, no Issuer Party has outstanding any of its Equity Interests, except for the Securities and except as set forth on the Capitalization Schedule. As of the Closing Date, no Issuer Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests, except as set forth on the Capitalization Schedule and except pursuant to the terms of the Securities. As of the Closing Date, all of the outstanding Equity Interests of each Issuer Party are validly issued, fully paid and nonassessable and the Securities, when issued on the Closing Date, will be validly issued, fully paid and nonassessable.

(b) There are no statutory or contractual equity holders’ preemptive rights or rights of refusal with respect to the issuance of the Securities under this Agreement. No Issuer Party or Subsidiary of any Issuer Party has violated and will not violate any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its Equity Interests, and the offer, sale, and issuance of the Securities under this Agreement does not require registration under the Securities Act or any applicable state securities laws. No Issuer Party or Subsidiary of any Issuer Party has paid any “finders fees,” commissions, or similar payments or fees to any Person in connection with, or with respect to, the sale or other issuance of any Equity Interests in any Issuer Party or Subsidiary of any Issuer Party, unless such Person was a registered broker-dealer under applicable federal or state securities laws. There are no agreements between or among the holders of Equity Interests of any Issuer Party or Subsidiary of any Issuer Party with respect to the voting, transfer or other control of the Equity Interests of any Issuer Party or Subsidiary of any Issuer Party.

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5.3 Authorization; No Breach. Issuer Parties and their Subsidiaries have duly authorized the execution, delivery, and performance of each of the Investment Documents and all other agreements and instruments contemplated by this Agreement and the other Investment Documents to which it is a party. Each of the Investment Documents, each of Issuer Parties’ and its Subsidiaries’ Governing Documents, and all other agreements and instruments contemplated by this Agreement to which it is a party constitutes a valid and binding obligation of it, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, and other similar Laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity. Except as set forth on the attached Restrictions Schedule, the execution and delivery by each Issuer Party and its Subsidiaries of the Investment Documents and all other agreements and instruments contemplated by this Agreement and thereby to which it is a party, the offering, sale, and issuance of the Securities under this Agreement, and the fulfillment of and compliance with the respective terms hereof and thereof by Issuer Parties and their Subsidiaries, does not and shall not: (a) conflict with or result in a breach of the terms, conditions or provisions of; (b) constitute a default under; (c) result in the creation of any Lien upon any Issuer Party’s or its Subsidiaries’ Equity Interests or assets pursuant to; (d) give any third party the right to modify, terminate or accelerate any obligation under; (e) result in a violation of; or (f) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the Governing Documents of any Issuer Party or Subsidiary of any Issuer Party, or any Law to which Issuer Parties are subject (including any usury laws applicable to the Notes), or any agreement, instrument, order, judgment or decree to which any Issuer Party or Subsidiary of any Issuer Party is subject. Except as set forth on the Restrictions Schedule, no Issuer Party or Subsidiary of any Issuer Party is subject to any restrictions upon creating Indebtedness or paying Distributions to, transferring property to, or repaying any Indebtedness owed to Purchaser.

5.4 Financial Statements.

(a) Attached hereto as the Financial Statements Schedule are the balance sheet of Issuer Parties through November 2014 (the “Latest Balance Sheet”), and the related statements of income for the respective 12-month period then ended; and

(b) Each of the foregoing financial statements (including in all cases the notes thereto, if any) (i) is consistent with the books and records of Issuer Parties and their Subsidiaries (which, in turn, are accurate and complete in all material respects), and (ii) presents fairly the financial condition and results of operations of Issuer Parties and their Subsidiaries for the periods set forth therein.

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5.5 Projections and Pro Forma Financial Statements.

(a) Attached hereto as Exhibit M is a correct and complete copy of the latest projections of the consolidated income and cash flows of Issuer Parties and their Subsidiaries for calendar year 2015. Such projections are based on underlying assumptions of Issuer Parties and their Subsidiaries that provide a reasonable basis for the projections contained therein. Such projections have been prepared on the basis of the assumptions set forth therein, which each Issuer Party believes are fair and reasonable in light of the historical financial performance of Issuer Parties and their Subsidiaries and of current and reasonably foreseeable business conditions and reflect the reasonable estimate of Issuer Parties and their Subsidiaries of the results of operations and other information projected therein.

(b) The pro forma consolidated balance sheet of Issuer Parties and their Subsidiaries as of a date within thirty (30) days of the Closing Date (the “Pro Forma Balance Sheet”) attached hereto as Exhibit N presents fairly in all material respects the consolidated financial condition of Issuer Parties and their Subsidiaries as of such date as if the transactions contemplated by the Investment Documents had occurred immediately prior to such date, and such balance sheet contains all pro forma adjustments necessary in order to fairly reflect such assumption.

5.6 Absence of Undisclosed Liabilities. No Issuer Party or Subsidiary of any Issuer Party has any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to Issuer Parties or their Subsidiaries, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing other than: (a) liabilities set forth on the Pro Forma Balance Sheet (including any notes thereto); (b) any Senior Debt; and (c) other liabilities and obligations expressly disclosed on the attached Liabilities Schedule.

5.7 No Material Adverse Change.

(a) Since January 1, 2015, there has been no change in the operating results, assets, liabilities, operations, prospects, business, condition (financial or otherwise), employee relations, customer relations or supplier relations of any Issuer Parties, taken as a whole, which has had or could reasonably be expected to have, a Material Adverse Effect.

(b) Without limiting the representation set forth in Section 5.7(a), except as set forth in the attached Absence of Changes Schedule, since the date of the Latest Balance Sheet, Issuer Parties and their Subsidiaries have conducted their businesses only in the ordinary course of business and there has not been any: (i) change in their authorized or issued capital stock, grant of any stock option or right to purchase shares of capital stock, issuance of any Convertible Securities of any Issuer Party or Subsidiary of any Issuer Party, grant of any registration rights, purchase, redemption, retirement, or other acquisition by any Issuer Party of any shares of any such capital stock, or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock; (ii) amendment to the Governing Documents of any Issuer Party or Subsidiary of any Issuer Party; (iii) payment or increase by any Issuer Party or Subsidiary of any Issuer Party of any management fees, bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar contract or agreement with any director, officer, or employee; (iv) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Issuer Party or Subsidiary of any Issuer Party; (v) damage to or destruction or loss of any asset or property of any Issuer Party or Subsidiary of any Issuer Party, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of Issuer Parties and their Subsidiaries, taken as a whole; (vi) entry into, termination of, or receipt of notice of termination of (A) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (B) any contract or transaction involving a total remaining commitment by or to any Issuer Party of at least $50,000.00; (vii) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of any Issuer or Subsidiary of any Issuer Party or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Issuer Party or Subsidiary of any Issuer Party, including the sale, lease, license, or other disposition of any of the Intellectual Property Rights; (viii) cancellation or waiver of any claims or rights with a value to Issuer Parties or their Subsidiaries in excess of $50,000.00; (ix) material change in the accounting methods used by any Issuer Party r; or (x) agreement, whether oral or written, by any Issuer Party or Subsidiary of any Issuer Party to do any of the foregoing.

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5.8 Assets. Except as set forth on the attached Assets Schedule, upon Closing (a) Issuer Parties and their Subsidiaries will have good and marketable title to, or a valid leasehold interest in the material properties and assets located on their premises or shown on the Pro Forma Balance Sheet, free and clear of all Liens, except for Permitted Liens, (b) Issuer Parties’ and their Subsidiaries’ buildings, equipment, and other tangible assets will be in good operating condition (ordinary wear and tear excepted) and are fit for use in the ordinary course of business, and (c) Issuer Parties and their Subsidiaries will own, or have a valid leasehold interest in, all assets necessary for the conduct of the business as presently conducted and as currently contemplated to be conducted.

5.9 Accounts Receivable. All accounts receivable of Issuer Parties and their Subsidiaries that are reflected on the financial statements in the Financial Statements Schedule or on the accounting records of Issuer Parties and their Subsidiaries as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid before the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible, net of the respective reserves shown on the financial statements in the Financial Statements Schedule or on the accounting records of Issuer Parties and their Subsidiaries as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Latest Balance Sheet and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within sixty (60) days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any contract or agreement with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. The attached Accounts Receivable Schedule contains a complete and accurate list of all Accounts Receivable as of the date of the Latest Balance Sheet, which list sets forth the aging of such Accounts Receivable.

5.10 Inventory. All inventory of Issuer Parties and their Subsidiaries consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the accounting records of Issuer Parties as of the Closing Date, as the case may be. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of Issuer Parties and their Subsidiaries.

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5.11 Real Properties; Liens.

(a) Real Property. The attached Real Property Schedule contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by any Issuer Party or Subsidiary of any Issuer Party (collectively, the “Real Property”). For each parcel of Real Property such schedule lists (i) whether any Issuer Party or Subsidiary of any Issuer Party owns the fee or a leasehold interest, (ii) the address, and (iii) the function.

(b) Owned Real Estate. The Real Property Schedule lists each parcel of the Real Property which is owned in fee by any Issuer Party or Subsidiary of any Issuer Party (collectively, the “Owned Real Estate”), and such schedule lists for each parcel of Owned Real Estate (i) the address and location, (ii) the owner, (iii) any mortgage, deed of trust, deed to secure debt or similar encumbrance (collectively, a “Mortgage”) applicable to such parcel, (iv) the amount and holder of such Mortgage, (v) the payment terms of such Mortgage, (vi) any other Lien relating to such parcel. Except as set forth on the Real Property Schedule, Issuer Parties and their Subsidiaries own good and marketable title to each parcel of the Owned Real Estate listed on the Real Property Schedule.

(c) Leased Real Estate. The Real Property Schedule lists each parcel of Real Property in which any Issuer Party or Subsidiary of any Issuer Party owns a leasehold interest (collectively, the “Leased Real Estate”), and for each parcel, the Real Property Schedule discloses (i) the date of the applicable lease (each a “Lease”), (ii) the name of the landlord (and owner if different than the landlord), (iii) the name of the lessee and any sublessee, (iv) the location and use of the property, and (v) the monthly base rental payment. Issuer Parties have delivered to Purchasers true and complete copies of all Leases, all amendments and supplements thereto and all such non-disturbance agreements. No Issuer Party or Subsidiary of any Issuer Party has assigned any Lease or any interest therein or subleased any portion of the Leased Real Estate. Each Lease is in full force and effect and there are no defaults under any Lease, and no event has occurred that, with the giving of notice or passage of time or both, would constitute a default under any Lease. Neither the execution or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement, will result in a breach of or constitute a default under any of the Leases.

(d) Liens. Each parcel of the Owned Real Estate, except as set forth on the Real Property Schedule, is free and clear of all Liens and is not, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature, except for (i) Liens for current taxes not yet due, (ii) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of any Issuer Party or Subsidiary of any Issuer Party, and (iii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures located on the Owned Real Estate lie wholly within the boundaries of the real property owned by Issuer Parties or their Subsidiaries and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

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5.12 Environmental Matters.

(a) Compliance with Environmental Laws. Except as set forth in the attached Environmental Matters Schedule, Issuer Parties and their Subsidiaries are, and at all times have been, in full compliance with, and have not been and are not in violation of or liable under, any environmental Law. Except as set forth in the Environmental Matters Schedule, no Issuer Party or Subsidiary of any Issuer Party has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received from any Governmental Body or private citizen acting in the public interest, or the current or prior owner or operator of any facilities, any actual or threatened order, notice, or other communication of any actual or potential violation or failure to comply with any environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental and Safety Requirements with respect to (i) any of the facilities or any other properties or assets (whether real, personal, or mixed) in which any Issuer Party or Subsidiary of any Issuer Party has had an interest, or (ii) to any property or facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any Issuer Party, Subsidiary of any Issuer Party, or any other Person for whose conduct they are or may be held responsible, or (iii) any property or facility from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b) No Environmental Claims. Except as set forth in the Environmental Matters Schedule, there are no pending or, to the Knowledge of any Issuer Party or Subsidiary of any Issuer Party, threatened claims, Liens, or other restrictions of any nature, resulting from any Environmental and Safety Requirements or arising under any environmental Law, with respect to or affecting any of the facilities or any other properties and assets (whether real, personal, or mixed) in which any Issuer Party or any of their Subsidiaries has or had an interest.

(c) No Citations Received. Except as set forth in the Environmental Matters Schedule, no Issuer Party or Subsidiary of any Issuer Party has any basis to expect, nor has any of them or other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental and Safety Requirements with respect to (i) any of the facilities or any other properties or assets (whether real, personal, or mixed) in which any Issuer Party or Subsidiary of any Issuer Party had an interest, or (ii) to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by any Issuer Party, Subsidiary of any Issuer Party, or other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d) No Environmental Liabilities. Except as set forth in the Environmental Matters Schedule, no Issuer Party or Subsidiary of any Issuer Party, or other Person for whose conduct they are or may be held responsible, has any Environmental and Safety Requirements with respect to the facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which any Issuer Party or Subsidiary of any Issuer Party (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the facilities or any such other property or assets.

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(e) No Hazardous Materials. Except as set forth in the Environmental Matters Schedule, there are no Hazardous Materials present on or in the environment at the facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed), or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the facilities or such adjoining property, or incorporated into any structure therein or thereon.

(f) No Release. Except as set forth in the Environmental Matters Schedule, there has been no Release or, to the Knowledge of any Issuer Party or Subsidiary of any Issuer Party, threat of Release, by any Issuer Party, Subsidiary of any Issuer Party, or other Person, of any Hazardous Materials (i) at or from the facilities or (ii) at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which any Issuer or their Subsidiaries has or had an interest, or (iii) to the Knowledge of any Issuer Party or Subsidiary of any Issuer Party any geologically or hydrologically adjoining property.

(g) Reports Delivered. Issuer Parties have delivered to Purchasers true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by any Issuer Party or Subsidiary of any Issuer Party (i) pertaining to Hazardous Materials in, on, or under the facilities, or (ii) concerning compliance by Issuer Parties or their Subsidiaries or other Persons for whose conduct they are or may be held responsible, with environmental Laws.

5.13 Tax Matters. Except as set forth on the attached Taxes Schedule:

(a) Each Issuer Party and Subsidiary of any Issuer Party has filed all federal and other Tax Returns that it is required to file under applicable Laws; all such Tax Returns are complete and correct in all material respects and have been prepared in compliance with all applicable Laws.

(b) No Issuer Party or Subsidiary of any Issuer Party is liable for the Taxes of another Person (i) other than as set forth on the Taxes Schedule under Treas. Reg. § 1.1502-6 (or comparable provisions of state, local or foreign Law), (ii) as a transferee or successor or (iii) by contract, indemnity or otherwise. No Issuer Party or Subsidiary of any Issuer Party is a party to any Tax sharing agreement. Each Issuer Party and Subsidiary of any Issuer Party and each Affiliated Group has disclosed on its federal income Tax Returns any position taken for which substantial authority (within the meaning of Code §6662(d)(2)(B)(i)) did not exist at the time the return was filed. No Issuer Party or Subsidiary of any Issuer Party has made any payments, is obligated to make payments or is a party to an agreement that could obligate it to make any payments that would not be deductible under Code §280G.

(c) No Issuer Party or Subsidiary of any Issuer Party has been a member of an Affiliated Group other than as set forth on the Taxes Schedule, or filed or been included in a combined, consolidated or unitary income Tax Return, other than as set forth on the Taxes Schedule.

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(d) All Taxes due and owing by Issuer Parties and their Subsidiaries (whether or not shown on any Tax Return) have been paid. No Issuer Party or Subsidiary of any Issuer Party is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any Issuer Party or Subsidiary of any Issuer Party does not file Tax Returns that such Issuer Party is or may be subject to taxation by that jurisdiction. Each Issuer Party and Subsidiary of any Issuer Party has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

(e) None of any Issuer Party’s or its Subsidiaries’ managers or officers (or employees responsible for Tax matters) expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any Issuer Party or Subsidiary of any Issuer Party. No Issuer Party or Subsidiary of any Issuer Party has received from any foreign, federal, state, or local taxing authority (including jurisdictions where any Issuer Party has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any Issuer Party or Subsidiary of any Issuer Party.

5.14 Contracts and Commitments.

(a) Except for documents and agreements described on the Contracts Schedule, no Issuer Party or Subsidiary of any Issuer Party is: (i) a party to any contract or agreement, or subject to any corporate or other restriction, that could reasonably be expected to have a Material Adverse Effect, (ii) a party to any material contract or agreement that restricts the right or ability of any Issuer Party or Subsidiary of any Issuer Party to incur Indebtedness, (iii) other than this Agreement, and except for the Liens granted to Purchaser and Permitted Liens, no Issuer Party or Subsidiary of any Issuer Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any Lien upon any property of any Issuer Party or Subsidiary of any Issuer Party, whether now owned or hereafter acquired, or (iv) a party to any other material written or oral contract, agreement or instrument.

(b) No Issuer Party or Subsidiary of any Issuer Party will be in default under or in breach of or in receipt of any claim of default or breach under any contract, agreement or instrument to which it is subject.

(c) Purchaser has been supplied with a correct and complete copy of each of the written contracts, agreements and instruments and other items and an accurate description of each of the oral contracts and agreements that are referred to on the Contracts Schedule to this Agreement, together with all amendments, waivers or other changes thereto.

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5.15 Intellectual Property Rights. The attached Intellectual Property Schedule contains a complete and accurate list of all material (i) patented or registered Intellectual Property Rights owned or used by Issuer Parties and their Subsidiaries, (ii) pending patent applications and applications for registrations of other Intellectual Property Rights filed by Issuer Parties and their Subsidiaries, and (iii) unregistered Intellectual Property Rights owned or used by Issuer Parties and their Subsidiaries. No Intellectual Property Rights owned or used by any Issuer Party or Subsidiary of any Issuer Party is infringed or, to any Issuer Party’s Knowledge, has been challenged or threatened in any way. To Issuer Parties’ Knowledge, no Intellectual Property Rights owned or used by any Issuer Party or Subsidiary of any Issuer Party infringe upon any Intellectual Property Rights of any third party.

5.16 Litigation, etc. Except as set forth on the Litigation Schedule, there are no actions, suits, proceedings, orders, investigations or claims pending or, to Issuer Parties’ Knowledge, threatened against or affecting any Issuer Party or any Subsidiary of any Issuer Party (or to Issuer Parties’ or any Subsidiary’s of any Issuer Party Knowledge, pending or threatened against or affecting any of the officers, managers, directors or employees of any Issuer Party or any Subsidiary of any Issuer Party with respect to its business or proposed business activities), or pending or threatened by any Issuer Party or any Subsidiary of any Issuer Party against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by the Investment Documents).

5.17 Brokerage. Other than as set forth in the Broker Schedule, there are no claims for, or rights of any Person to, any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by the Investment Documents based on any arrangement or agreement binding upon any Issuer Party or any Subsidiary of any Issuer Party. Issuer Parties and their Subsidiaries shall pay, and hold Purchaser harmless against, any liability, loss or expense (including reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any such claim.

5.18 Governmental Consent, etc. Except for the filings and recordings in connection with the Investment Documents, no permit, consent, approval, or authorization of, or declaration to or filing with, any Governmental Body is required in connection with the execution, delivery, and performance by Issuer Parties or their Subsidiaries of the Investment Documents and the other agreements contemplated by this Agreement and thereby, except for state and federal securities law filings that in any event need not be filed prior to Closing.

5.19 Insurance. Effective as of the Closing Date, the insurance coverage of Issuer Parties and their Subsidiaries will be customary for prudent companies of similar size engaged in similar lines of business.

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5.20 Employees. Andrew Prince is the president of Precision and is actively involved in the management of the daily business operations of the Issuer Parties and their Subsidiaries. No Issuer Party or Subsidiary of any Issuer Party is Aware that any executive or key employee of any Issuer Party or Subsidiary of any Issuer Party or any group of employees of any Issuer Party or Subsidiary of any Issuer Party has any plans to terminate employment with any Issuer Party or Subsidiary of any Issuer Party. Each Issuer Party and Subsidiary of any Issuer Party has complied in all material respects with all Laws relating to the employment of labor (including provisions thereof relating to wages, hours, overtime, equal opportunity, harassment, unions/collective bargaining, workers’ compensation, unemployment compensation, employee safety, whistle blowers, and the payment of social security and other taxes), and no Issuer Party or Subsidiary of any Issuer Party is Aware that any Issuer Party or Subsidiary of any Issuer Party has any material labor relations problems (including any union organization activities, threatened or actual strikes or work stoppages or material grievances). No Issuer Party or Subsidiary of any Issuer Party is, and to Issuer Parties’ or Subsidiary’s of any Issuer Party Knowledge, none of any Issuer Party’s or Subsidiary’s of any Issuer Party employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of any Issuer Party or Subsidiary of any Issuer Party, except for agreements between any Issuer Party or Subsidiary of any Issuer Party and its present and former employees.

5.21 ERISA.

(a) Except as set forth on the ERISA Plans Schedule, no Issuer Party or Subsidiary of any Issuer Party has any obligation to contribute to (or any other liability, including current or potential Withdrawal Liability with respect to) any Plan. Each Plan is in compliance with the applicable provisions of ERISA and the Code, including the timely filing of all reports required under the Code or ERISA. Each Qualified Plan is qualified under Section 401(a) and each trust associated with any such Qualified Plan is qualified under Section 501(a). Each Qualified Plan has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Qualified Plan, and nothing has occurred with respect to the operation of any such plan which would reasonably be expected to cause the loss of the plan’s qualification or the imposition of any material liability, penalty or tax under ERISA or the Code. The Issuer Parties and all ERISA Affiliates have complied and are in compliance with COBRA. No Issuer Party or Subsidiary of any Issuer Party has failed to make any contribution or pay any amount due as required by either Section 412 of the Code or Section 302 of ERISA or the terms of any such Plan. No Issuer Party or Subsidiary of any Issuer Party has engaged in a Prohibited Transaction in connection with any Plan that would subject any Issuer Party to a material tax on Prohibited Transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code.

(b) No plan is a Multiemployer Plan, subject to Title IV of ERISA or subject to Section 412 of the Code, and no Issuer Party or Subsidiary of any Issuer Party has ever sponsored, maintained, or had any liability to contribute to such a plan. Except as set forth in the ERISA Plans Schedule: (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Issuer Party or Subsidiary of any Issuer Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Issuer Party or Subsidiary of any Issuer Party has incurred or reasonably expects to incur any Withdrawal Liability; (v) within the last five years no Title IV Plan of any Issuer Party or Subsidiary of any Issuer Party has been terminated, whether or not in a “standard termination” as that term is used in Section 4041(b)(1) of ERISA, nor has any Title IV Plan of any Issuer Party or any ERISA Affiliate (determined at any time within the last five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Issuer Party or Subsidiary of any Issuer Party (determined at such time); (vi) Equity Interests of all of Issuer Parties and their Subsidiaries makes up, in the aggregate, no more than ten percent (10%) of fair market value of the assets of any Qualified Plan measured on the basis of fair market value as of the latest valuation date of any Qualified Plan; and (vii) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor’s Corporation or an equivalent rating by another nationally recognized rating agency.

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(c) For purposes of this Section 5.17, the term “Issuer Party” and “Subsidiary” includes all organizations constituting an ERISA Affiliate of any Issuer Party or Subsidiary of any Issuer Party.

5.22 Compliance with Laws; Government Authorizations.

(a) No Issuer Party or Subsidiary of any Issuer Party has violated any Law, which violation has had or could reasonably be expected to have a Material Adverse Effect, and no Issuer Party or Subsidiary of any Issuer Party has received written notice of any such violation. No Issuer Party, Subsidiary of any Issuer Party, or any of its respective officers, directors, or managers has ever been denied a state or federal license of any nature or kind whatsoever with respect to the business of any Issuer Party or Subsidiary of any Issuer Party. During the past ten (10) years, no Governmental Body or other third party has imposed any adverse legal actions upon any Issuer Party, any Subsidiary of any Issuer Party, or any of its respective officers, directors, or managers, including any conviction, fines, penalties, exclusion, revocation or suspension, other than for misdemeanors.

(b) The attached Government Authorizations Schedule contains a complete and accurate list of each governmental authorization that is held by Issuer Parties and their Subsidiaries or that otherwise relates to the business of, or to any of the assets owned or used by, Issuer Parties and their Subsidiaries. Each governmental authorization listed or required to be listed in the Government Authorizations Schedule is valid and in full force and effect. Except as clearly set forth in the Government Authorizations Schedule: (i) Issuer Parties and their Subsidiaries are, and at all times have been, in full compliance with all of the terms and requirements of each governmental authorization identified or required to be identified in the Government Authorizations Schedule; (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of, or result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any governmental authorization listed or required to be listed in the Government Authorizations Schedule; (iii) no Issuer Party or Subsidiary of any Issuer Party has received, at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any governmental authorization, or any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any governmental authorization; and (iv) all applications required to have been filed for the renewal of the governmental authorizations listed or required to be listed in the Government Authorizations Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such governmental authorizations have been duly made on a timely basis with the appropriate Governmental Bodies. The governmental authorizations listed in the Government Authorizations Schedule collectively constitute all of the governmental authorizations necessary to permit Issuer Parties and their Subsidiaries to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit Issuer Parties and their Subsidiaries to own and use their assets in the manner in which they currently own and use such assets.

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Each Issuer Party and any director, officer, agent, or employee of it, or to Issuer Parties’ Knowledge, any other Person associated with or acting for or on behalf of any Issuer Party or Subsidiary of any Issuer Party, has not directly or indirectly: (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Issuer or any Affiliate of any Issuer Party, or (ii) in violation of any Law; or (b) established or maintained any fund or asset that has not been recorded in the books and records of any Issuer Party.

5.23 Small Business Matters. Issuer Parties acknowledge that Purchaser is a federally licensed SBIC under the SBIC Act. Precision, together with its “affiliates” (as that term is defined in 13 CFR §121.103), are a “small business concern” within the meaning of the SBIC Regulations, including 13 CFR §121.301. The information regarding Issuer Parties and their affiliaties (as defined above) set forth in the Small Business Administration Form 480, Form 652 and Form 1031 delivered at the Closing is accurate and complete. Copies of such forms have been completed and executed by Issuer Parties and delivered to Purchaser at the Closing together with a written statement of Issuer Parties regarding the planned use of the proceeds from the sale of the Securities. Issuer Parties presently are not engaged in, and Issuer Parties shall ensure that they hereafter shall not engage in, any activities, or uses, directly or indirectly, the proceeds of the sale of the Securities for any purpose, for which an SBIC is prohibited from providing funds by 13 CFR §107.720).

5.24 Affiliated Transactions. Except as set forth on the attached Affiliated Transactions Schedule, no officer, manager, director, employee, member, stockholder, partner, limited partner, owner, principal or Affiliate of any Issuer Party or Subsidiary of any Issuer Party or any Person related, by blood, marriage or adoption to any such Person in which any such Person owns any beneficial interest, is a party to any agreement, contract, commitment, transaction or arrangement with any Issuer Party or has any material interest in any material property used by any Issuer Party or Subsidiary of any Issuer Party, except for employment arrangements and compensation in the ordinary course of business, consistent with past practice.

5.25 Investment Company. No Issuer Party or Subsidiary of any Issuer Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended, modified, supplemented, or replaced from time to time, nor is any Issuer Party or Subsidiary of any Issuer Party, directly or indirectly, controlled by or acting on behalf of any Person which is an “investment company” within the meaning of such act. The purchase of the Securities, the application of the proceeds and repayment thereof by Issuer Parties and their Subsidiaries and the consummation of the transactions contemplated by the Investment Documents will not violate any provision of such act or any rule, regulation or order issued by the Securities and Exchange Commission.

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5.26 Margin Regulations. No Issuer Party or Subsidiary of any Issuer Party owns any “margin stock,” as the term is defined in Regulation U of the Federal Reserve Board, and the proceeds of the sale of the Securities will be used only for the purposes contemplated under this Agreement. None of the proceeds of the sale of the Securities will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause the loans under this Agreement to be considered “purpose credit” within the meaning of Regulations U or X of the Federal Reserve Board. The purchase of the Securities will not constitute a violation of such Regulations U or X.

5.27 Customers and Suppliers.

(a) The attached Vendor Schedule lists the ten (10) largest vendors or suppliers of Issuer Parties’ and their Subsidiaries’ for the 2014 calendar year (or part thereof) and sets forth opposite the name of each such supplier the percentage of consolidated net purchases related to such supplier for each such year.

(b) The attached Customer Schedule lists the ten (10) largest customers of the business of Issuer Parties’ and their Subsidiaries’ for the 2014 calendar year (or part thereof) and sets forth opposite the name of each such customer the percentage of consolidated net sales related to such customer for such year.

(c) For the twelve (12) months immediately preceding the date of this Agreement, (i) no material supplier or customer of any Issuer Party has indicated that it may stop, or materially decrease the rate of, supplying materials, products or services to or purchasing products and services from such Issuer Party, (ii) no vendor or supplier listed on the Vendor Schedule has indicated that it may stop, or materially decrease the rate of, supplying materials, products or services to Issuer Parties once the transactions contemplated by the Investment Documents occur and (iii) no customer listed on the Customer Schedule has indicated that it may stop, or materially decrease the rate of, purchasing products or services from Issuer Parties once the transactions contemplated by the Investment Documents occur.

5.28 Disclosure. Neither this Agreement nor any of the schedules, attachments, written statements, documents, certificates or other items prepared or supplied to Purchaser by or on behalf of any Issuer Party or Subsidiary of any Issuer Party with respect to the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained in this Agreement or therein not misleading. There is no fact that Issuer Parties or any of their Subsidiaries have disclosed to Purchaser in writing and of which they are Aware (other than general economic conditions) which, taken as a whole, has had or could reasonably be expected to have a Material Adverse Effect.

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5.29 Closing Date. The representations and warranties of Issuer Parties and their Subsidiaries contained in this Agreement and elsewhere in the Investment Documents and all information contained in any exhibit, schedule or attachment hereto or thereto or in any certificate or other writing delivered by, or on behalf of, Issuer Parties and their Subsidiaries to Purchaser is and shall be complete and correct as of the date of this Agreement and as of the Closing Date (both immediately prior to and immediately after giving effect to the transactions contemplated by the Investment Documents).

5.30 Stock Purchase Agreement. Without limiting, and in addition to, the foregoing, all of the representations and warranties set forth in Article III of the Stock Purchase Agreement are hereby incorporated and restated by this reference as if fully set forth herein. In the event of any conflict between the representations and warranties set forth in this Section 5 and the representations and warranties set forth in Article III of the Stock Purchase Agreement, the broadest representation or warranty that provides the greatest amount of protection to the Purchaser shall apply and be deemed to have been made for the benefit of Purchaser under this Agreement.

Section 6. Events of Default.

6.1 Definition. An “Event of Default” shall be deemed to have occurred if:

(a) Failure to Make Payments. Any Issuer Party fails to pay within five (5) days of the date when due and payable (whether at maturity or otherwise), any interest then accrued and unpaid on the Notes or any Put Notes, or any principal payment (together with any applicable premium) on the Notes or any Put Notes or any other amounts payable under or with respect to the Securities or the Investment Documents, including, any amounts due and payable in accordance with Section 7.1;

(b) Failure to Observe Covenants. Any Issuer Party:

(i) breaches, fails to perform, comply with, satisfy or observe any of the Financial Covenants; or

(ii) breaches, fails to perform or observe any of the covenants contained in Section 4 (and such failure continues uncured for five (5) Business Days); or

(iii) breaches, fails to perform or observe any provision contained in the Investment Documents, other than those specifically covered by another subsection of this Section 6.1, and such failure continues uncured for ten (10) Business Days; provided, however, that if such failure can be cured within thirty (30) days and Issuer Parties are proceeding diligently to cure such failure then the applicable cure period will be thirty (30) days instead of ten (10) Business Days;

(c) Representations. Any representation, warranty or information contained in this Agreement or required to be furnished to any holder of the Securities or any Put Note pursuant to the Investment Documents, or any writing furnished by Issuer Parties to any holder of the Notes, is false or misleading in any material respect on the date made, repeated or furnished. For purposes of this Paragraph (c), “material” means resulting in or potentially resulting in at least a $50,000.00 economic effect on Issuer Parties or their Subsidiaries, Purchasers, or the Securities;

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(d) Insolvency. Any Issuer Party is unable to pay its debts generally as they become due, makes an assignment for the benefit of creditors, or an order, judgment, decree or injunction is entered adjudicating any Issuer Party bankrupt or insolvent or requiring the dissolution or split up of any Issuer Party or preventing such Issuer Party from conducting all or any part of its business; or any order for relief with respect to any Issuer Party is entered under the Federal Bankruptcy Code; or any Issuer Party petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of any Issuer Party, or of any substantial part of the assets of any Issuer Party, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of any of its Subsidiaries) relating to any Issuer Party under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar Laws of any jurisdiction now or hereafter in effect; or any such petition or application is filed, or any such proceeding is commenced, against any Issuer Party and either (i) any Issuer Party by any act indicates its approval thereof, consent thereto or acquiescence therein or (ii) such petition, application or proceeding is not dismissed within sixty (60) days;

(e) Payments on Indebtedness. Any Issuer Party shall fail to pay when due any principal of or interest on any Indebtedness (other than the Indebtedness owing to Purchaser), or the maturity of any such Indebtedness shall have been accelerated, or any such Indebtedness shall have been required to be prepaid prior to the stated maturity thereof;

(f) Impairment of Security. This Agreement or any other Investment Documents shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Issuer Party, or any executive officer, member, manager, shareholder, director or principal thereof, or any Issuer Party shall deny that it has any further liability or obligation under any of the Investment Documents, or any Lien created by the Investment Documents in favor of Purchaser shall for any reason cease to be a valid, first or second priority (as applicable based on the priority intended to be provided to Purchaser under the Investment Documents) perfected security interest in and Lien upon any of the Collateral purported to be covered thereby or Purchaser shall otherwise in its reasonable judgment deem itself insecure;

(g) ERISA Matters. (i) With respect to any Plan, a prohibited transaction within the meaning of §4975 of the Code or §406 of ERISA occurs which in the determination of Purchaser could result in liability to any Issuer Party, (ii) with respect to any Title IV Plan, the filing of a notice to voluntarily terminate any such plan in a distress termination, (iii) with respect to any Multiemployer Plan, any Issuer Party or any ERISA Affiliate shall incur any Withdrawal Liability, (iv) with respect to any Qualified Plan, any Issuer Party or any ERISA Affiliate shall incur an accumulated funding deficiency or request a funding waiver from the IRS, (v) with respect to any Title IV Plan or Multiemployer Plan which has an ERISA Event not described in clauses (ii) through (iv) hereof, in the determination of Purchaser there is a reasonable likelihood for termination of any such plan by the PBGC, or (vi) the occurrence of an event that would result in the disqualification of any Qualified Plan; provided, that the events listed in clauses (i) through (vi) hereof shall constitute Events of Default only if the liability, deficiency or waiver request of any Issuer Party or any ERISA Affiliate, whether or not assessed, could, in the opinion of Purchaser, reasonably be expected to have a Material Adverse Effect;

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(h) ERISA Plan Assets. More than twenty-five percent (25%) of the voting or capital interests of any Issuer Party or any ERISA Affiliate are owned, directly or indirectly, in the aggregate, by one or more employee pension benefit plans (within the meaning of Section 3(2) of ERISA);

(i) Seizure of Assets. Any Issuer Party or any of its properties, revenues, or assets shall become subject to an order of forfeiture, seizure, or divestiture and the same shall not have been discharged within thirty (30) days from the date of entry thereof;

(j) Attachment of Assets. Any Issuer Party shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceeding against any of its assets or properties that have an aggregate fair market value of more than $50,000.00;

(k) Change in Management. William Golden, John Wachter, or Richard McVaugh is no longer active in the daily management of the business of the Issuer Parties or no longer holds the officer positions of Issuer Parties he held on the Closing Date or there is any change in the other persons employed as an Issuer Party’s chief executive officer, president or chief financial officer unless within one hundred twenty (120) days of the last day of the departing person’s employment, Issuer Party employs a replacement who is reasonably acceptable to Purchaser;

(l) Entry of Judgment. A final judgment or judgments for the payment of money in excess of $50,000.00 in the aggregate shall be rendered by a court or courts against any Issuer Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within forty-five (45) days from the date of entry thereof and such Issuer Party shall not, within said period of forty-five (45) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(m) Termination of Pension Plan or Withdrawal from Multiemployer Plan. The institution of any steps by any Issuer Party or any ERISA Affiliate or any other Person to terminate a Pension Plan if, as a result of such termination, any Issuer Party or any such ERISA Affiliate could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, and such contribution, liability or obligation could reasonably be expected to have a Material Adverse Effect or the withdrawal by any Issuer Party or any ERISA Affiliate from a multiemployer plan that gives rise to withdrawal liability that could reasonably be expected to have a Material Adverse Effect;

(n) Cross-Defaults; Failure to Observe Other Obligations. There is an “Event of Default” under any other Investment Document or any Issuer Party (i) causes or suffers to occur any “Event of Default” under any of the Senior Loan Documents, or (ii) defaults in the payment when due, or in performance or observance of, any material obligation of, or condition agreed to by, any Issuer Party with respect to any material purchase or lease of goods or services, where such default, singly or in the aggregate with all other such defaults, could reasonably be expected to have a Material Adverse Effect;

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(o) Receivership. Any Issuer Party’s assets are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors in connection with any obligations or liabilities of any Issuer Party and such attachment, seizure, warrant, levy or possession could reasonably be expected to have a Material Adverse Effect;

(p) Curtailment of Business Conduct. The occurrence of any event that could cause the cessation or substantial curtailment of the conduct of business by any Issuer Party, including any Issuer Party being enjoined, restrained or prevented by any court or administrative agency from conducting any material part of its business;

(q) Indictment. Any Issuer Party or any executive officer of any Issuer Party is indicted for a state or federal criminal charge;

(r) Change in Control. A Change in Control shall occur; or

(s) Equity Agreements. Any Issuer Party or any other Person (other than Purchaser) breaches any material provision under the Shareholder Agreement or any other similar agreement to which an Issuer Party or Purchaser is a party in connection with the transactions contemplated under this Agreement.

The foregoing shall constitute “Events of Default” whatever the reason or cause for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or Governmental Body.

6.2 Consequences of Events of Default.

(a) If any Event of Default has occurred, then the interest rate on the Notes and any Put Notes shall increase immediately by three percent (3.0%) per annum, so that, for instance, in the case of Note A, the interest rate from and after the applicable Event of Default shall be fourteen percent (14%) per annum and in the case of Note B, the interest rate from and after the applicable Event of Default shall be seventeen percent (17%) per annum (each, the “Default Rate”). Any increase of the interest rate resulting from the operation of this Section 6.2(a) shall terminate as of the close of business on the date on which no Events of Default exists (subject to subsequent increases pursuant to this Section 6.2(a). If any interest owed on the Notes or any Put Note is not paid as and when due, then Purchaser in its sole and absolute discretion may without notice (i) cause such unpaid interest to be capitalized and added to the outstanding principal balance of the Notes or Put Note, as applicable, or (ii) leave such unpaid interest to continue to accrue and remain due and owing. Any unpaid interest that Purchaser elects to capitalize and add to the outstanding principal balance of the applicable Note or applicable Put Note shall not cure any Event of Default.

(b) If an Event of Default of the type described in Section 6.1(d) has occurred, then the outstanding principal amount of the Notes and any Put Notes (together with all accrued interest thereon and all other amounts due and payable with respect thereto) shall become immediately due and payable without any action on the part of the holders thereof, and any Issuer Party shall immediately pay to the holders of such notes all amounts due and payable with respect thereto.

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(c) If an Event of Default (other than under Section 6.1(d)) has occurred and is continuing, then Purchaser or any other holder of the Notes or any Put Note may declare all or any portion of the outstanding principal amount of the Notes and any Put Notes (together with all accrued interest thereon and all other amounts due and payable with respect thereto including any prepayment premium payable pursuant to the Notes) to be immediately due and payable and may demand immediate payment of all or any portion of the outstanding principal amount of the Notes and any Put Notes (together with all such other amounts then due and payable including any prepayment premium payable pursuant to the applicable Note) owned by Purchaser or such other noteholders, and any Issuer Party shall immediately pay to such holder all amounts due and payable with respect thereto.

(d) If an Event of Default of the type described in Section 6.1(a) has occurred, then Purchaser and any other holders of the Notes or Put Notes then outstanding may require the Issuer Party thereof to defer all payments to any Person who owns, directly or indirectly, any Equity Interests in such Issuer Party other than current compensation, excluding discretionary bonuses.

(e) If an Event of Default has occurred, then Purchaser may enforce any and all other rights granted pursuant to the Investment Documents, including any proxy, security agreement or pledge agreement, to the extent permitted under the terms of such agreement.

Section 7. Miscellaneous.

7.1 Expenses. Issuer Parties shall pay Purchaser, on demand, all Administration and Enforcement Expenses (defined below) now or hereafter incurred by Purchaser, together with interest thereon at the Default Rate, from the date paid or incurred by Purchaser until such fees and expenses are paid by Issuer Parties, whether or not an Event of Default then exists. For the purpose of this Agreement, “Administration and Enforcement Expenses” shall mean all fees, costs, and expenses (including travel and related costs and expenses) incurred at any time or from time to time by Purchaser, including legal (whether for the purpose of advice, negotiation, documentation, recording, filing, registration, defense, enforcement or otherwise), accounting, financial advisory, auditing, rating agency, appraisal, valuation, title or title insurance, taxes (mortgage, documentary or otherwise), engineering, environmental, collection agency, or other expert or consulting or similar services, in connection with: (a) the issuance, sale, and purchase of the Securities, including the negotiation and preparation of this Agreement and the other Investment Documents and any amendments or modifications of the Securities or the other Investment Documents, whether or not consummated; (b) the administration, servicing or enforcement of the Securities or the other Investment Documents, including any request for interpretation or modification of the Investment Documents or any matter related to the Securities or the servicing thereof (which shall include the consideration of any requests for consents, waivers, modifications, approvals, lease reviews or similar matters and any proposed transfer of the Collateral or any interest therein), (c) any litigation, contest, dispute, suit, arbitration, mediation, proceeding or action (whether instituted by or against Purchaser, including actions brought by or on behalf of any Issuer Party or any guarantor or the bankruptcy estate of any Issuer Party, any guarantor, or other Person) in any way relating to the Securities or the other Investment Documents, including in connection with any bankruptcy, reorganization, insolvency, or receivership proceeding; (d) any attempt to enforce any rights of Purchaser against any Issuer Party or other Person that may be obligated to Purchaser by virtue of any Investment Document or otherwise whether or not litigation is commenced in pursuance of such rights; and (e) protection, enforcement against, or liquidation of the Collateral, including any attempt to inspect, verify, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Securities or any Collateral, further including the cost of generation of any reports of such inspections and verifications, and further including any and all costs incurred in connection with such inspections and verifications, including the costs of travel, lodging, and all other related costs of Purchaser or its agents incurred in connection with the same. All Administration and Enforcement Expenses shall be additional Obligations secured by the Collateral, and may be funded, if Purchaser so elects, by Purchaser paying the same to the appropriate Persons and thus making an advance or additional loan on behalf of Issuer Parties. The provisions of this Section 7.1 shall not limit any other obligation of Issuer Parties under this Agreement to pay, reimburse or indemnify any Purchaser or holder for any amount, including their obligations under Section 4.2 and Section 6.2 of this Agreement.

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7.2 Remedies. Each holder of Securities and any Put Notes shall have all rights and remedies set forth in the Investment Documents and the Governing Documents of Issuer Parties and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any Law. No remedy under this Agreement or any other Investment Document is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or thereunder or now or hereafter existing at Law or in equity or otherwise. Purchaser may enforce any of its rights under any provision of the Investment Documents without posting a bond or other security to recover damages by reason of any breach of any provision of the Investment Documents and to exercise all other rights granted by Law.

7.3 Usury. In no contingency or event whatsoever will the aggregate of all amounts deemed interest owed by Issuer Parties under this Agreement, the Notes or any other Investment Documents and charged or collected pursuant to the terms of this Agreement or any other Investment Document that, under applicable Laws, are deemed to be interest, exceed the highest rate permissible under any Law that a court of competent jurisdiction, in a final determination, deems applicable. If such a court determines that Purchaser has charged or received interest under this Agreement or any other Investment Document in excess of the highest applicable rate, then Purchaser shall apply such excess to any other indebtedness or obligations then due and payable, whether for principal, interest, fees or otherwise, and shall refund the remainder of such excess interest, if any, to any Issuer Party, and such rate shall automatically be reduced to the maximum rate permitted by such Law.

7.4 Purchaser’s Investment Representations. Purchaser by this Agreement represents and warrants that:

(a) Authorization. When executed and delivered by Purchaser, and assuming execution and delivery by the Issuer Parties, this Agreement and the Investment Documents constitute their valid and legally binding obligations, enforceable in accordance with their terms.

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(b) Investment Experience. Purchaser is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act and has previously invested in securities of other small businesses and acknowledges that it is able to protect its interests, and bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the restricted securities. Purchaser also represents it has not been organized for the purpose of acquiring the restricted securities. Purchaser understands that the Securities are subject to restrictions on resale under the Securities Act.

7.5 Amendments and Waivers. Except as otherwise expressly provided in this Agreement, the provisions of this Agreement, the Shareholder Agreement, and the Notes and any Put Note may not be amended or waived and Issuer Parties may not take any action that is prohibited under this Agreement, or omit to perform any act that is required to be performed by any of them under this Agreement, unless Issuer Parties have obtained the prior written consent of Purchaser. No other course of dealing between Issuer Parties and Purchaser or any delay in exercising any rights under this Agreement or under the Notes or any Put Note or the Governing Documents of Issuer Parties shall operate as waiver of any rights of Purchaser.

7.6 Survival of Agreement. All covenants, representations and warranties contained in the Investment Documents or made in writing by Issuer Parties in connection with this Agreement or therewith shall survive the execution and delivery of the Investment Documents and the consummation of the transactions contemplated by this Agreement and thereby, regardless of any investigation made by Purchaser or on its behalf. In addition, the obligations of Issuer Parties pursuant to this Section 7 shall survive the payment or repayment, as applicable, of all amounts payable pursuant to this Agreement, the Notes, and the Shareholder Agreement.

7.7 No Setoffs. All payments under this Agreement and under the Securities and any Put Notes shall be made by Issuer Parties without setoff, offset, deduction or counterclaim, free and clear of all Taxes, levies, imports, duties, fees, and charges, and without any withholding, restriction or conditions imposed by any Governmental Body (other than required tax withholdings). If Issuer Parties shall be required by any Law to deduct, setoff or withhold any amount from or in respect of any payment to Purchaser under this Agreement or under the Securities or any Put Notes, then the amount so payable to Purchaser shall be increased as may be necessary so that, after making all required deductions, setoffs, and withholdings, Purchaser shall receive an amount equal to the sum it would have received had no such deductions, setoffs or withholding been made (other than required tax withholdings).

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7.8 Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether or not so expressed; provided, that Issuer Parties shall not be permitted to assign or delegate their rights or obligations under this Agreement, the Securities or any Put Notes, whether directly, pursuant to a merger or otherwise by operation of Law. Purchaser may assign, by sale, participation or otherwise any of its rights and obligations under this Agreement, the Securities and any Put Notes to any Affiliate of Purchaser. In addition, with the prior consent of Issuer Parties, which consent shall not be unreasonably withheld, conditioned or delayed, Purchaser may assign, by sale, participation or otherwise any of its rights and obligations under this Agreement, the Securities and any Put Notes to any other private equity company or institutional investor as it may choose. Except as otherwise expressly provided in this Agreement, nothing expressed in or implied from any Investment Document is intended to give, or shall be construed to give, any Person, other than the parties hereto and thereto and their permitted successors and assigns, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or any such other document. Any agreement or covenant in any Investment Document obligating the issuer of an Equity Interest held by Purchaser or subsequent holder to take any action or to refrain from taking any action shall similarly obligate any other Person into or with which such issuer is merged, consolidated, combined or reorganized.

7.9 Aggregation. For purposes of the Investment Documents, all holdings of Securities and any Put Notes by Persons who are Affiliates of each other shall be aggregated for purposes of meeting any threshold tests under the Investment Documents.

7.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement and shall be reformed and enforced to the maximum extent permitted under applicable Law.

7.11 Counterparts. For the purpose of facilitating the execution of this Agreement and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument. A signature of a party by facsimile or other electronic transmission (including a .pdf copy sent by e-mail) shall be deemed to constitute an original and fully effective signature of such party.

7.12 Descriptive Headings. The descriptive headings of this Agreement and the other Investment Documents are inserted for convenience only and do not constitute a substantive part of such document or instrument.

7.13 Governing Law. All issues and questions concerning the construction, validity, enforcement, and interpretation of this Agreement and the Schedules to this Agreement and (except as otherwise expressly provided therein) the Exhibits to this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Missouri, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Missouri or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Missouri. In furtherance of the foregoing, the internal Laws of the State of Missouri shall control the interpretation and construction of this Agreement (and all schedules and exhibits to this Agreement), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

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7.14 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid), or three (3) days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid or sent via electronic mail to the email address set forth below with a copy mailed to the recipient as set forth above. Such notices, demands, and other communications shall be sent to Purchaser and to Issuer Parties at the addresses indicated below:

To any Issuer Party:

Precision Aerospace Components, Inc.

351 Camer Drive

Bensalem, Pennsylvania 19020

Attention: Richard McVaugh, President

Facsimile: 347-258-9006

With a copy to:

Precision Group Holdings LLC

20 Nassau St., Suite M

Princeton, NJ 08542

Attn: William Golden

Email: wjgolden@polymathescapital.com

To Purchaser:

C3 Capital Partners III, L.P.

c/o C3 Capital, LLC

1511 Baltimore Ave., Suite 500

Kansas City, Missouri 64108

Attn: Patrick Healy

Email: phealy@c3cap.com

Facsimile: 816-756-5552

with a copy to:

Polsinelli PC

900 W. 48th Place, Suite 900

Kansas City, Missouri 64112

Attention: Kraig Kohring

Email: kkohring@polsinelli.com

Facsimile: 816-753-1536

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

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7.15 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty, and covenant contained in this Agreement shall have independent significance. If any party has breached any representation, warranty or covenant contained in this Agreement in any respect or any Event of Default shall occur, the fact that there exists another representation, warranty or covenant or Event of Default relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant or that the first Event of Default shall have occurred.

7.16 Accounting Principles. The classification, character, and amount of all assets, liabilities, capital accounts, and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computation to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with GAAP consistently applied.

7.17 Interpretive Matters. In each of the Investment Documents, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by such Investment Document, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement and the Schedules and Exhibits and the Appendices hereto), document or instrument means such agreement, document or instrument as amended, modified, supplemented, or replaced from time to time in accordance with the terms thereof and, if applicable, the terms hereof (and without giving effect to any amendment or modification that would not be permitted in accordance with the terms hereof); (e) reference to any applicable Law means such applicable Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any particular provision of any applicable Law shall be interpreted to include any revision of or successor to that provision regardless of how numbered or classified; (f) reference to any Article, Section, Schedule, Exhibit or Appendix means such Article or Section hereof or such Schedule, Exhibit or Appendix hereto; (g) “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof; (h) the terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without being limited to”; (i) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; (j) relative to the determining of any period of time, “from” means “from and including” and “to” and “through” mean “to and including”; (k) “or”, “either” and “any” are not exclusive; and (l) references to any Subsidiary of a Person shall be given effect only at such times as such Person has one or more Subsidiaries. An Event of Default shall “continue” or be “continuing” until such Event of Default has been fully cured or waived in writing by Purchaser.

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7.18 Complete Agreement; No Modifications; Missouri Statutory Provision.

(a) Complete Agreement. This Agreement and the other Investment Documents collectively: (i) constitute the final expression of the agreement among Issuer Parties and Purchaser; (ii) contain the entire agreement among Issuer Parties and Purchaser with respect to the matters set forth in this Agreement and in such other Investment Documents; and (iii) may not be contradicted by evidence of any prior or contemporaneous oral agreements or understandings among Issuer Parties and Purchaser. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, except by an agreement or instrument in writing executed by the party against which enforcement of the termination, amendment, supplement, waiver or modification is sought.

(b) Conflicts. If there is a conflict between or among the terms, covenants, conditions or provisions of this Agreement and the other Investment Documents, then any term, covenant, condition or provision that Purchaser may elect to enforce from time to time so as to enlarge the interest of Purchaser in its security for the payment and performance of the Obligations, afford Purchaser the maximum financial benefits or security for the Obligations, or provide Purchaser the maximum assurance of payment and performance of the Obligations in full, shall control. EACH ISSUER PARTY ACKNOWLEDGES AND AGREES THAT IT HAS BEEN PROVIDED WITH SUFFICIENT AND NECESSARY TIME AND OPPORTUNITY TO REVIEW THE TERMS OF THIS AGREEMENT AND EACH OF THE INVESTMENT DOCUMENTS WITH ANY AND ALL COUNSEL IT DEEMS APPROPRIATE, AND THAT NO INFERENCE IN FAVOR OF, OR AGAINST, PURCHASER OR ISSUER PARTIES SHALL BE DRAWN FROM THE FACT THAT ANY SUCH PARTY HAS DRAFTED ANY PORTION OF THIS AGREEMENT OR ANY OF THE INVESTMENT DOCUMENTS.

(c) Missouri Statutory Provision. The following statement is given pursuant to Mo. Rev. Stat. § 432.045: “ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU (ISSUER) AND US (PURCHASER) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.”

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7.19 Indemnification. In consideration of Purchaser’s execution and delivery of this Agreement and purchase of the Securities under this Agreement and in addition to Issuer Parties’ other obligations under this Agreement and in addition to all other rights and remedies available at law or in equity, Issuer Parties shall defend, protect and indemnify Purchaser and each other holder of Securities and any Put Notes and all of its officers, managers, directors, shareholders, members, partners, limited partners, Affiliates, employees, agents, representatives, successors and permitted assigns (including those retained in connection with the transactions contemplated by the Investment Documents) (collectively, the “Indemnitees”), and save and hold each of them harmless from and against, and pay on behalf of or reimburse), on demand as and when incurred, any and all actions, causes of action, suits, claims, losses (including diminutions in value and consequential damages), costs, penalties, fees, liabilities, and damages and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification under this Agreement is sought), including reasonable attorneys’ fees and disbursements, interest, and penalties and all amounts paid in investigation, defense or settlement of any of the foregoing and claims relating to any of the foregoing (the “Liabilities”), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to: (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities; (b) the execution, delivery, performance or enforcement of the Investment Documents, any Governing Documents of Issuer Parties and any other instrument, document or agreement executed pursuant hereto or thereto of any Issuer Party by any of the Indemnitees, (c) the past, present or future environmental condition of any property owned, operated or used by any Issuer Party, its predecessors or successors or of any offsite treatment, storage or disposal location associated therewith, including the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, Release or threatened Release into, onto or from, any such property or location of any Hazardous Material, including any losses, liabilities, damages, injuries, penalties, fees, costs, expenses or claims asserted or arising under any Environmental and Safety Requirement regardless of whether caused by, or within the control of any Issuer Party, and (d) any failure by any Issuer Party to have complied with the terms of its Governing Documents or Laws in the issuance of any of its Equity Interests, including the Granted Equity and Purchased Equity, including any pre-emptive rights. To the extent that the foregoing undertaking by Issuer Parties may be unenforceable for any reason, each Issuer Party shall make the maximum contribution to the payment and satisfaction of each of the Liabilities that is permissible under applicable Law.

7.20 Payment Set Aside. To the extent that any payment or payments are made to Purchaser or any other holder of Securities or any Put Note under this Agreement or under the Securities or Put Notes or Purchaser or any other holder enforces its rights or exercises its right of setoff under this Agreement or thereunder, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored by Purchaser or such other holder to such payor, a trustee, receiver or any other Person under any Law (including any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

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7.21 Jurisdiction and Venue. Each of the parties: (a) submits to the jurisdiction of any state or federal court sitting in the Western District of Missouri in any legal suit, action or proceeding arising out of or relating to this Agreement, the Securities or Put Notes; (b) agrees that all claims in respect of the action or proceeding shall be heard or determined in any such court; and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement, the Securities or Put Notes in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7.14. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by Law or shall limit the right of any Purchaser or holders of Put Notes to bring proceedings against Issuer Parties in the courts of any other jurisdiction. To the extent provided by any Law, should Issuer Parties, after being so served, fail to appear or answer to any summons, complaint, process, or papers so served within the number of days prescribed by Law after the mailing thereof, Issuer Parties shall be deemed in default and an order or judgment may be entered by the court against Issuer Parties as demanded or prayed for in such summons, complaint, process, or papers. The exclusive choice of forum for Issuer Parties set forth in this Section 7.21 shall not be deemed to preclude the enforcement by Purchaser or any holder of Securities or Put Notes of any judgment obtained in any other forum or the taking by Purchaser or any holder of Securities or Put Notes of any action to enforce the same in any other appropriate jurisdiction, and each Issuer Party by this Agreement waives the right to collaterally attack any such judgment or action.

7.22 Waiver of Right to Jury Trial. EACH ISSUER PARTY, ON ITS OWN BEHALF, AND PURCHASER, ON ITS OWN BEHALF AND ON BEHALF OF EACH HOLDER OF SECURITIES AND PUT NOTES, HEREBY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, THE SECURITIES OR ANY PUT NOTES, ANY OF THE OTHER INVESTMENT DOCUMENTS, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF, OR THE COLLATERAL, THE OBLIGATIONS, OR PURCHASER’S CONDUCT WITH RESPECT TO ANY OF THE FOREGOING. EACH ISSUER PARTY, ON ITS OWN BEHALF, AGREES THAT THIS SECTION 7.22 IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND ACKNOWLEDGES THAT PURCHASER WOULD NOT PURCHASE THE SECURITIES UNDER THIS AGREEMENT IF THIS SECTION 7.22 WERE NOT PART OF THIS AGREEMENT.

7.23 Certain Waivers. Each Issuer Party by this Agreement waives diligence, presentment, protest, and demand and notice of protest and demand, dishonor, and nonpayment of the Note and any Put Notes, and expressly agrees that the Note and any Put Notes, or any payment thereunder, may be extended from time to time and that the holder thereof may accept security for the Note and any Put Notes or release security for the Note and any Put Notes, all without in any way affecting the liability of Issuer Parties thereunder.

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7.24 Confidentiality. Each Issuer Party consents to disclosure by Purchaser of any summary financial or other information of Issuer Parties of the type which is customarily disclosed by private equity companies to the members, shareholders, partners, board members, advisory board members or legal, accounting, insurance, or investment banking advisers of Purchaser, and as and to the extent required by Law, to any Governmental Body. Issuer Parties further consent to Purchaser making a public announcement of its investment in Issuer Parties.

7.25 Sole and Absolute Discretion of Purchaser. Whenever pursuant to this Agreement (a) any Purchaser exercises any right given to it to consent, approve or disapprove, (b) any arrangement, document, item or term is to be satisfactory to any Purchaser, or (c) any other decision or determination is to be made by any Purchaser, the decision of Purchaser to consent, approve or disapprove, all decisions that arrangements, documents, items, or terms are satisfactory or not satisfactory and all other decisions and determinations made by Purchaser, shall be in the sole and absolute discretion of Purchaser and shall be final and conclusive, except as may be otherwise expressly and specifically provided in this Agreement.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

ISSUER PARTIES:	PRECISION AEROSPACE COMPONENTS, INC., a Delaware corporation

By:
Name:
Title:

FREUNDLICH SUPPLY COMPANY, INC., a Delaware corporation

By:
Name:
Title:

TIGER-TIGHT CORP., a Delaware corporation

By:
Name:
Title:

AERO-MISSILE COMPONENTS, INC., a Delaware corporation

By:
Name:
Title:

CREATIVE ASSEMBLY SYSTEMS, INC., a Delaware corporation

By:
Name:
Title:

[ISSUER PARTIES’ SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

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PURCHASER:	C3 CAPITAL PARTNERS III, L.P., a Delaware limited partnership

	By:	C3 Partners III, LLC
	Its:	General Partner

By:
D. Patrick Curran, Manager

[PURCHASER’S SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

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APPENDIX 1

DEFINITIONS

When used in this Agreement the following terms have the following respective meanings (and terms defined in the singular have the same meaning when used in the plural and vice versa):

“Administration and Enforcement Expenses” has the meaning set forth in Section 7.1 of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that is directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person and, if such Person is an individual, any member of the immediate family (including parents, spouse, children, and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For the purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding anything to the contrary herein for all purposes under this Agreement and otherwise, in no event shall the companies Purchaser finances with debt or equity be deemed at any time to be “Affiliates” of Purchaser, regardless of the size of Purchaser’s ownership interest in or Purchaser’s right to control such companies (directly or indirectly).

“Affiliated Group” means any affiliated group as defined in Code §1504 that has filed a consolidated return for federal income tax purposes (or any similar group under state, local or foreign Law) for a period during which any Issuer Party was a member.

“Annual Budget” has the meaning set forth in Section 4.1(j) of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or public holiday under the Laws of the State of Missouri or other day on which banking institutions are authorized or obligated to close in Kansas City, Missouri.

 “Capital Expenditures” means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Issuer Parties but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed: (a) from insurance proceeds (or similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored; (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced; or (c) substantially concurrently with the proceeds from the sale of similar assets.

“Capitalized Lease” means a lease under which the obligations of the lessee should, in accordance with GAAP, be included in determining total liabilities as shown on the liability side of a balance sheet of the lessee.

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“Capitalized Lease Obligations” means the amount of the liability reflecting the aggregate discounted amount of future payments under all Capitalized Leases calculated in accordance with GAAP.

“Change in Control” means: (a) any sale, transfer or issuance or series of sales or issuances of an Issuer Party’s Equity Interests by such Issuer Party or any direct or indirect holder or holders thereof, or any merger, consolidation or other transaction involving an Issuer Party, immediately after which (i) the direct or indirect holder or holders of an Issuer Party’s Equity Interests immediately prior to such transaction or transactions no longer possess the voting power to elect a majority of the managers or directors of such Issuer Party (or similar Persons or groups of Persons with such governing rights and responsibilities) or (ii) the direct or indirect holder or holders of an Issuer Party’s Equity Interests immediately prior to such transaction or transactions no longer directly or indirectly hold record and beneficial ownership of at least fifty percent (50%) or more of such Issuer Party’s voting Equity Interests; (b) any sale, transfer or issuance or series of sales or issuances of Equity Interests of any Subsidiary of an Issuer Party by such Subsidiary or any direct or indirect holder or holders thereof, or any merger, consolidation or other transaction involving such Subsidiary, immediately after which such Issuer Party no longer holds record and beneficial ownership of fifty percent (50%) or more of such Subsidiary’s Outstanding Equity; (c) any sale of all or substantially all of an Issuer Party’s assets on a consolidated basis; or (d) after the Closing, any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act that did not hold any of an Issuer Party’s Equity Interests at Closing (other than Purchaser and its Affiliates and transferees) shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of more than fifty percent (50%) of such Issuer Party’s Equity Interests (on a fully diluted basis and taking into account any Equity Interests of such Issuer Party having voting rights in the election of members of the managers or directors or similar Persons or groups of Persons with such governing rights and responsibilities) under normal circumstances.

“Closing” has the meaning set forth in Section 2.3 of this Agreement.

“Closing Date” has the meaning set forth in Section 2.3 of this Agreement.

“Code” means the Internal Revenue Code of 1986 (and all regulations promulgated thereunder), as amended, modified, supplemented, or replaced from time to time, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Collateral” means all personal and real property with respect to which a Lien has been granted, or subsequently is granted, to or for the benefit of Purchaser pursuant to any of the Security Documents or other Investment Documents, or that otherwise secures the payment or performance of any of the Obligations, including pursuant to the Security Documents.

“Convertible Securities” of a Person means any securities (directly or indirectly) convertible into or exchangeable for any equity or other ownership interests in such Person, including all warrants, options, and other rights to acquire any Equity Interests of such Person.

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“Default Rate” has the meaning given to such term in Section 6.1 of this Agreement.

“Distribution” means any distribution, including any dividend, by a Person with respect to its Equity Interests whether in cash, securities (including common and preferred equity) or other property, including any distributions upon liquidation, dissolution or winding up of such Person.

“EBITDA” means, for any period of determination, the sum of Issuer Parties’ Consolidated: (a) net income from operations for such period; plus (b) amounts deducted in computing net income for (i) Interest Expense, (ii) federal, state, and local income taxes, and (iii) depreciation and amortization for such period; plus (c) losses from the sale of assets outside the ordinary course of Issuer Parties’ business for such period; minus (d) gains from the sale of assets outside the ordinary course of Issuer Parties’ business for such period; plus (e) other non-recurring or extraordinary expenses or losses for such period; minus (f) any gains or losses pertaining to Equity Interest valuations, including any income statement impact (positive or negative) of any put liability, or other similar matter, for such period.

“Environmental and Safety Requirements” means all federal, state, local, and foreign statutes, regulations, ordinances, and similar provisions having the force or effect of Law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety, and pollution or protection of the environment (including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation), each as amended, modified, supplemented, or replaced from time to time, and as now or hereafter in effect.

“Equity Interests” means all of the equity or other ownership interests in a Person (including Convertible Securities and other rights containing phantom or other equity participation features).

“Equity Value” means the sum of (a) five (5) times Issuer Parties’ EBITDA for the 12 fully completed months immediately preceding the date of any Put Notice, plus, as of the date of the Put Notice (b) Issuer Parties’ cash on hand, minus (c) outstanding Indebtedness of Issuer Parties; for purposes hereof EBITDA shall be calculated before any amounts paid as management fees or bonuses to the owners of Equity Interests in Precision.

“ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended, modified, supplemented, or replaced from time to time, or any similar federal Law then in force.

“ERISA Affiliate” means, with respect to any Issuer Party, any trade or business (whether or not incorporated) under common control with such Person within the meaning of §414(b) or (c) of the Code (or §414(m) or (o) of the Code for purposes of provisions relating to §412 of the Code).

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“ERISA Event” means, as to any Issuer Party or ERISA Affiliate: (a) a Reportable Event as defined in §4043 of ERISA and the regulations issued thereunder (other than a Reportable Event for which notice has been waived by regulation); (b) the withdrawal of such Issuer Party, any Subsidiary thereof or any ERISA Affiliate from a Pension Plan in which it was a “substantial employer” as defined in §4001(a)(2) of ERISA or was deemed a “substantial employer” under §4062(e) of ERISA; (c) the termination of a Pension Plan, the filing of notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under §4041 of ERISA; (d) the institution of proceedings to terminate a Pension Plan by the PBGC; (e) the partial or complete withdrawal of such Issuer Party or any ERISA Affiliate from a Multiemployer Plan, (f) the imposition of a lien on such Issuer Party or any ERISA Affiliate pursuant to §412 of the Code or Section 302 of ERISA; (g) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan to which such Issuer Party or any ERISA Affiliate has any liability under §4241 or §4245 of ERISA, respectively; and (h) any event or condition which results in the termination of a Multiemployer Plan, or the institution by the PBGC of proceedings to terminate a Multiemployer Plan to which such Issuer Party or any ERISA Affiliate has any liability under §4041A of ERISA or §4042 of ERISA, respectively.

“Event of Default” has the meaning given to such term in Section 6.1 of this Agreement.

“Fair Market Value” with respect to Precision for purposes of Section 4.10 means, as of the date of the Put Notice, the fair market value of all Equity Interests in Precision, determined without giving effect to any minority interest discount or lack of marketability discount, by a mutually agreeable appraiser reasonably skilled in valuing securities of this type. The written evaluation of such appraiser will be binding on all interested parties. If the parties are unable to agree on a single appraiser after fifteen (15) days then Precision and Purchaser shall ask the American Arbitration Association to provide a list of five (5) qualified appraisers. Precision and Purchaser shall, within three (3) days, each strike two (2) of the five (5) appraisers, and the appraiser remaining after Precision, on the one hand, and Purchaser, on the other hand, have each stricken 2 names shall be the appraiser who shall determine Fair Market Value for the purposes of the put provisions in Section 4.10. The fees and expenses of the appraiser that determines Fair Market Value shall be borne by Precision.

“Federal Bankruptcy Code” means Title 11 of the United States Code, as amended, modified, supplemented, or replaced from time to time.

“Financial Covenants” means the covenants set forth in Section 4.5 of this Agreement.

“Financing” means the purchase of the Securities by Purchaser under this Agreement.

 “Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) EBITDA minus (i) any liability for income taxes for such period, whether payable to a Governmental Body or by Distribution to owners of Equity Interests, and minus (ii) actual Capital Expenditures made during such period, to (b) Fixed Charges for such period.

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“Fixed Charges” means, for any period, the sum of: (a) Interest Expenses due and payable during such period, including the interest component of any Capitalized Lease Obligations but excluding any Interest Expenses payable other than in cash; and (b) principal paid or payable during such period with respect to any Indebtedness, including the principal component of any Capitalized Lease Obligations but excluding any Permitted Indebtedness on a revolving line of credit.

“GAAP” means generally accepted accounting principles as promulgated by the Financial Accounting Standards Board or any other governing body or boards having jurisdiction, authority or responsibility for promulgating accounting standards in the United States, as in effect from time to time. Except as otherwise expressly stated in this Agreement, all references to GAAP shall be deemed to mean GAAP as consistently applied and in place as of the date of this Agreement.

“Governing Documents” of a Person means such Person’s (a) certificate or articles of incorporation, formation or organization, and operating agreements or bylaws, (b) any documents comparable to those described in preceding clause (a) as may be applicable pursuant to any Law, and (c) any amendment or modification to any of the foregoing after the date of this Agreement to the extent permitted under this Agreement.

“Governmental Body” means any federal, state, local, foreign or other government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.

“Granted Equity” has the meaning set forth in Section 2.1(a)(ii) of this Agreement.

“Guaranty” means any guarantee of the payment or performance of any Indebtedness or other obligation and any other arrangement whereby credit is extended (or continued) to one obligor on the basis of any promise of another Person, whether that promise is expressed in terms of an obligation to: (a) pay the Indebtedness or other liabilities of such obligor; (b) purchase an obligation owed by such obligor; (c) purchase goods and services from such obligor pursuant to a take-or-pay contract; (d) maintain the capital, working capital, solvency or general financial condition of such obligor; or (e) otherwise assure any creditor of such obligor against loss (including by way of an agreement to repurchase or reimburse), whether or not any such arrangement is listed on the balance sheet of such other Person or referred to in a footnote thereto, but shall not include endorsements of items for collection in the ordinary course of business.

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“Hazardous Material” means any substance, product, waste, pollutant, material, chemical contaminant, constituent, or other material that is or becomes listed, regulated, or controlled under any Environmental and Safety Requirements.

“Indebtedness” means at a particular time, without duplication: (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money; (b) any indebtedness evidenced by any note, bond, debenture or other debt instrument; (c) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business, in each case that are unsecured and not overdue by more than sixty (60) days unless being contested in good faith by appropriate proceedings with adequate reserves having been set aside therefor in accordance with GAAP); (d) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (e) any obligations for which a Person is obligated pursuant to a Guaranty; (f) any Capitalized Lease Obligations with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss; (g) any indebtedness secured by a Lien on a Person’s assets; (h) any unsatisfied obligation for Withdrawal Liability to a Multiemployer Plan; (i) all indebtedness of any partnership of which such Person is a general partner or in which such Person may incur liability as if such Person was a general partner; and (j) all indebtedness of a Person for which such Person may become liable as a fiduciary or otherwise.

“Indemnitees” has the meaning set forth in Section 7.19 of this Agreement.

“Intellectual Property Rights” means all: (a) patents, patent applications, patent disclosures, and inventions; (b) trademarks, service marks, trade dress, trade names, Internet domain names, logos, and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) computer software, data, data bases and documentation thereof; (f) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether or not patentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans, and customer and supplier lists and information); (g) intellectual property rights specifically identified in the attached Intellectual Property Schedule; (h) other intellectual property rights; and (i) copies and tangible embodiments thereof (in whatever form or medium).

“Intercreditor Agreement” means any intercreditor or subordination agreement among Senior Lender, Purchaser, and Issuer Parties whereby Purchaser agrees to subordinate its rights to payment of the Indebtedness owed to Purchaser on terms reasonably acceptable to Purchaser. Any Intercreditor Agreement shall include a stand-still period reasonably acceptable to Purchaser that will apply after a default under the Senior Debt prior to Purchaser exercising its rights to enforce the Obligations and against the Collateral and such other terms and conditions that are reasonably satisfactory to Purchaser and shall not include any restriction or limitation on Purchaser’s ability to exercise its rights under the Pledge Agreements.

“Interest Expense” means, for any period, an amount equal to all interest in respect of Indebtedness accrued or capitalized during such period (whether or not actually paid during such period).

“Investment” as applied to any Person means: (a) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, Equity Interests, and other securities of any other Person; and (b) any capital contribution by such Person to any other Person.

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“Investment Documents” means this Agreement (including all appendices, exhibits, and schedules attached to this Agreement), the agreements and instruments evidencing the Securities and any Equity Interests for which Securities are exchanged or converted, the Shareholder Agreement, the Security Documents, Non-Compete Agreements, and each of the other agreements, documents, and instruments evidencing, securing or otherwise relating to any of the Notes or Put Notes, and any amendments, renewals, restatements, replacements, or other modifications of the foregoing from time to time.

“IRS” means the United States Internal Revenue Service.

“Issuer Parties” has the meaning set forth in the preamble of this Agreement.

“Key Management Employee Agreement” has the meaning set forth in Section 4.4(m).

“Knowledge” or “Aware” means and includes for Issuer Parties (a) the actual knowledge or awareness of Issuer Parties and their respective officers, directors, members, shareholders, and key employees and (b) the knowledge or awareness that a prudent business person would have obtained in the conduct of his business after making reasonable inquiry and reasonable diligence with respect to the particular matter in question.

“Law” means any federal, state, local, foreign or other law, statute, ordinance, regulation, rule, regulatory or administrative guidance, order, constitution, treaty, principle of common law or other restriction of any Governmental Body and all relevant and controlling case law.

“Liabilities” has the meaning set forth in Section 7.19 of this Agreement.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge or other restriction of any kind whatsoever (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against an Issuer Party or Affiliate of an Issuer Party, and any authorized filing of a financing statement listing such Issuer Party as debtor or otherwise covering such assets of Issuer Party under the Uniform Commercial Code or any similar statute, other than a financing statement filed to reflect ownership by a third party of property leased to an Issuer Party or its Affiliates under a lease that is not in the nature of a conditional sale or title retention agreement.

“Material Adverse Effect” means any matter or matters that would, alone or in the aggregate, have a materially adverse effect (in an aggregate amount equal to or greater than $50,000.00) on: (a) the operating results, prospects, assets, properties, liabilities, operations, condition (financial or otherwise) or business of an Issuer Party; (b) the ability of an Issuer Party or any other Person (other than Purchaser) to perform any of their respective obligations under the Shareholder Agreement; (c) the ability of an Issuer Party to repay the Note or to perform its obligations under its Guaranty; or (d) the ability of an Issuer Party to perform any of its other Obligations, including obligations under the Securities or any of the Investment Documents.

“Maximum Net Debt” means Total Funded Debt for the Issuer Parties less cash on hand as listed on the Issuer Parties’ balance sheet as of the date of determination.

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“Multiemployer Plan” means a “multiemployer plan” as defined in §4001(a)(3) of ERISA, and to which an Issuer Party or any ERISA Affiliate makes, is making, or is obligated to make contributions on behalf of participants who are or were employed by any of them or to which such person has any current or potential liability.

“Non-Compete Agreements” has the meaning set forth in Section 3.8 of this Agreement.

“Note” has the meaning set forth in Section 2.1 of this Agreement.

“Obligations” means all advances, debts, liabilities, obligations, covenants, and duties owing, arising, due or payable from Issuer Parties, or any Subsidiary of any Issuer Parties, to Purchaser of any kind or nature, existing or future, whether or not evidenced by any note, letter of credit, reimbursement agreement, or other instrument or document, whether arising under this Agreement or any of the other Investment Documents or otherwise and whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, existing on or after the Closing Date and however acquired, and all amendments, renewals, restatements, replacements, consolidations or other modifications of the foregoing from time to time. The term includes all redemption obligations, required return of capital, principal, Distributions, interest, fees, expenses, reasonable attorneys’ fees, and any other sums chargeable to or payable by any Issuer Party under any of the Investment Documents.

“Officer’s Certificate” means a certificate in applicable form and content as set forth in this Agreement and signed by the chief executive officer or chief financial officer of an Issuer Party on behalf of such Issuer Party.

“Operating Lease” means for any Person as lessee any lease of property that would not be classified as a Capitalized Lease under GAAP, other than a lease under which such Person is the lessor.

“Outstanding Equity” means for any Person all issued and outstanding Equity Interests of the Person at the applicable time.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in §4001(a)(3) of ERISA), and to which an Issuer Party or any ERISA Affiliate may have liability, including any liability by reason of having been a substantial employer within the meaning of §4063 of ERISA at any time during the preceding 5 years, or by reason of being deemed to be a contributing sponsor under §4069 of ERISA.

“Permitted Indebtedness” means (a) any Indebtedness owed by an Issuer Party to Purchaser, including as incurred pursuant to the terms of the Investment Documents; (b) trade payables incurred in the ordinary course of an Issuer Party’s business; (c) Senior Debt pursuant to the Senior Loan Documents consented to by Purchaser so long as the Indebtedness remains at all times during the term of this Agreement subject to an Intercreditor Agreement; and (d) Indebtedness described on the attached Permitted Indebtedness Schedule.

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“Permitted Liens” means (a) Liens for Taxes or other governmental charges not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) Liens arising in the ordinary course of business so long as such Liens do not exceed at any one time $50,000.00 in the aggregate (such as (i) inchoate Liens of carriers, warehousemen, mechanics, and materialmen and other similar Liens imposed by Law and (ii) Liens incurred in connection with worker’s compensation, unemployment compensation, and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds, and similar obligations) for sums not yet due and payable or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves; (c) attachments, appeal bonds, judgments, and other similar Liens, for sums not exceeding $50,000.00 in the aggregate for Issuer Parties, arising in connection with court proceedings; provided, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings; (d) easements, rights-of-way, restrictions minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of an Issuer Party or any of its Affiliates; (e) Liens securing the payment and performance of the Obligations; (f) Liens securing the Senior Debt so long as such Indebtedness remains subject to the Intercreditor Agreement; and (g) Liens that are described on the Liens Schedule.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Body.

“Plan” means as required by the context at any time, an employee benefit plan, as defined in §3(3) of ERISA, which an Issuer Party or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Pledge Agreements” has the meaning set forth in Section 3.4 of this Agreement.

“Potential Event of Default” means any event or occurrence that, with the passage of time or the giving of notice or both, would constitute an Event of Default.

“Precision Group Holdings LLC Pledge Agreement” has the meaning set forth in Section 3.4 of this Agreement.

“Precision Pledge Agreement” has the meaning set forth in Section 3.4 of this Agreement.

“Prepayment Note” has the meaning set forth in Section 4.3(n) of this Agreement.

“Prince Pledge Agreement” has the meaning set forth in Section 3.4 of this Agreement.

“Pro Forma Balance Sheet” has the meaning set forth in Section 5.5(b) of this Agreement.

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“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“Purchased Equity” has the meaning set forth in Section 2.1(b) of this Agreement.

“Purchaser” has the meaning set forth in the preamble of this Agreement.

“Put Closing” has the meaning set forth in Section 4.10(b) of this Agreement.

“Put Equity Percent” has the meaning set forth in Section 4.10(a) of this Agreement.

“Put Notes” has the meaning set forth in Section 4.10(c) of this Agreement.

“Put Notice” has the meaning set forth in Section 4.10(a) of this Agreement.

“Put Price” has the meaning set forth in Section 4.10(a) of this Agreement.

“Qualified Plan” means an employee pension benefit plan, as defined in §3(2) of ERISA, which is intended to be tax-qualified under §401(a) or §403(a) of the Code, and which an Issuer Party or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Regulatory Problem” means any transaction, circumstance or situation whereby: (a) an SBIC Holder and such Person’s Affiliates would own, control or have power over a quantity of securities of any kind issued by an Issuer Party or any other entity greater than is permitted under any requirement of the SBA or any Governmental Body relating to the SBA; or (b) it has been asserted by the SBA or any Governmental Body relating to the SBA, or such SBIC Holder believes, that such Person and its Affiliates are not entitled to hold, or exercise any significant right under or with respect to, the Securities or any Put Note, held by such Person.

“Regulatory Violation” means, with respect to any SBIC Holder providing Financing under this Agreement: (a) a diversion of the proceeds of such Financing from the use reported thereof on the SBA Form 1031 delivered at the Closing, if such diversion was effected without obtaining the prior written consent of the SBIC Holders (which may be withheld in their sole discretion); or (b) a change in the principal business activity of Issuer Parties and their Subsidiaries to an ineligible business activity (within the meaning of the SBIC Regulations) if such change occurs within 1 year after the date of the Financing under this Agreement.

“Release” has the meaning set forth in the Comprehensive Environmental Response Compensation and Liability Act at 42 U.S.C. §606(22), as amended, modified, supplemented, or replaced from time to time, or any similar federal law then in force.

“Reportable Event” means any of the events listed in §4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA.

“SBA” means the United States Small Business Administration.

“SBIC” means a small business investment company licensed under the SBIC Act.

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“SBIC Act” means the Small Business Investment Act of 1958, as amended, modified, supplemented, or replaced from time to time, or any similar federal law then in force.

“SBIC Holder” means any SBIC that is a holder of Securities or any Put Note.

“SBIC Regulations” means the Small Business Investment Company Act of 1958, as amended, modified, supplemented, or replaced from time to time, and the regulations issued by the Small Business Administration thereunder, codified at Title 13 of the Code of Federal Regulations (“13 CFR”), 107 and 121, as amended, modified, supplemented, or replaced from time to time.

“Second Closing” shall have the meaning given in the Stock Purchase Agreement.

“Securities” has the meaning set forth in Section 2.1 of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, modified, supplemented, or replaced from time to time, or any similar federal law then in force.

“Securities and Exchange Commission” means the United States Securities and Exchange Commission and any Governmental Body succeeding to the functions thereof.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, modified, supplemented, or replaced from time to time, or any similar federal law then in force.

“Security Agreement” means each Security Agreement executed by each Issuer Party, in favor of Purchaser dated on or about the Closing Date, together with any amendments, restatements, replacements, consolidations or other modifications thereof from time to time.

“Security Documents” means each Security Agreement, Pledge Agreement, and every other security agreement, document, financing statement, instrument, or similar agreements and documents entered into guaranteeing payment of, or granting a Lien on property as security for payment or performance of, the Obligations.

“Senior Debt” means a credit facility with a Senior Lender reasonably acceptable to Purchaser and on terms and pursuant to Senior Loan Documents reasonably acceptable to Purchaser and, with respect to the rights of Purchaser under the Investment Documents, governed by an Intercreditor Agreement reasonably acceptable to Purchaser. On the Closing Date, no Senior Debt exists.

“Senior Lender” a lender reasonably acceptable to Purchaser who is willing to provide financing to Issuer Parties on terms reasonably acceptable to Purchaser and who executes an Intercreditor Agreement with Purchaser on terms and conditions reasonably acceptable to Purchaser. On the Closing Date, no Senior Lender exists.

“Senior Loan Documents” means any documents, instruments or contracts evidencing or securing the Senior Debt on terms and conditions reasonably acceptable to Purchaser.

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“Shareholder Agreement” means the Shareholder Agreement dated the date hereof among Precision, Precision Group Holdings LLC, and Purchaser in the form of Exhibit O attached hereto, as it may be amended, modified, supplemented, restated or replaced, to the extent expressly permitted pursuant to this Agreement, from time to time.

“Stock” means the Equity Interests in Precision issued to Purchaser pursuant to Section 2.1 of this Agreement and pursuant to the Governing Documents of Precision, including as adjusted pursuant to this Agreement or the Governing Documents.

“Stock Purchase Agreement” shall have the meaning given in Section 2.1(c) of this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control (or have the power to be or control) a managing director, manager or general partner of such limited liability company, partnership, association or other business entity.

“Tax” means any federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated, and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

“Tax Return” means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

“Title IV Plan” means a Pension Plan that is covered by Title IV of ERISA.

“Total Funded Debt” means the amount of all Indebtedness consisting of borrowed funds, including all outstanding Indebtedness under the Notes and any Put Note.

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“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of 5 years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Issuer Party or any ERISA Affiliate as a result of such transaction.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State of Missouri or such other state as is applicable to the parties to this Agreement or the Collateral from time to time, as the same may be amended, modified, supplemented, or replaced from time to time.

“Withdrawal Liability” means, at any time, the aggregate amount of the liabilities, if any, pursuant to §4201 of ERISA, and any increase in contributions pursuant to §4243 of ERISA with respect to all Multiemployer Plans.

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LIST OF EXHIBITS

Exhibit A	Note A
Exhibit B	Note B
Exhibit C	Security Agreement
Exhibit D	Guaranty
Exhibit E-1	Precision Pledge Agreement
Exhibit E-2	Precision Group Holdings LLC Pledge Agreement
Exhibit E-3	Prince Pledge Agreement
Exhibit F	Non-Compete Agreements
Exhibit G	Incumbency Certificate
Exhibit H	Closing Certificate
Exhibit I	Secretary’s Certificate
Exhibit J	Solvency Certificate
Exhibit K	Compliance Certificate
Exhibit L	Management Services Agreement
Exhibit M	Projections
Exhibit N	Pro Forma Balance Sheet
Exhibit O	Shareholder Agreement
Exhibit P	Key Management Employee Agreement

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LIST OF DISCLOSURE SCHEDULES

Use of Proceeds Schedule

Organization Schedule

Capitalization Schedule

Restrictions Schedule

Financial Statements Schedule

Liabilities Schedule

Absence of Change Schedule

Assets Schedule

Accounts Receivable Schedule

Real Property Schedule

Environmental Matters Schedule

Taxes Schedule

Contracts Schedule

Intellectual Property Schedule

Litigation Schedule

Broker Schedule

Government Authorizations Schedule

Affiliated Transactions Schedule

Vendor Schedule

Customer Schedule

Compensation Schedule

ERISA Plans Schedule

Permitted Indebtedness Schedule

Liens Schedule

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